Exhibito 10.4

CONFIDENTIAL TREATMENT REQUESTED	EXECUTION VERSION
UNDER 17 C.F.R §§ 200.80(b)4, AND 240.24b-2

STRATEGIC ALLIANCE MASTER AGREEMENT

AMONG

IBIS BIOSCIENCES, INC.

ISIS PHARMACEUTICALS, INC.

AND

ABBOTT MOLECULAR INC.

January 30, 2008

i

	(f) Investment Representations	29
	(g) Transfer Restrictions	30
	(h) Legends	30

Section 4.	[Reserved.]	31

Section 5.	Confidentiality; Notice of Developments.	31
5.1	Disclosure and Use Restriction	31
5.2	Authorized Disclosure	31
5.3	Effect of Authorized Disclosure	32
5.4	Terms of Agreement	32
5.5	Exclusivity	32
5.6	Injunctive Relief	32
5.7	Press Release; Public Disclosure	33
5.8	Notice of Developments	33

Section 6.	[Reserved.]	33

Section 7.	Additional Agreements.	33
7.1	Survival	33
7.2	Indemnification	34
7.3	Affirmative Covenants of Ibis and Isis	35
	(a) Due Diligence	35
	(b) Ordinary Course	35
	(c) Consolidation of Ibis and Isis	36
7.4	Negative Covenants of Ibis and Isis	36
7.5	No Solicitation of AMI Employees	38
7.6	No Solicitation of Ibis or Isis Employees	38
7.7	No Solicitation of Ibis Employees	39

Section 8.	Miscellaneous.	39

8.1	Governing Law; Alternative Dispute Resolution Procedure	39
8.2	Successors and Assigns	39
8.3	Entire Agreement; Exhibits and Schedules	40
8.4	No Third Party Beneficiaries	40
8.5	Severability	40
8.6	Amendment and Waiver	41
8.7	Delays or Omissions	41
8.8	Notices	41
8.9	Expenses	42
8.10	Titles and Subtitles	42
8.11	Counterparts	43
8.12	Construction	43
8.13	No Other Compensation	43

ii

STRATEGIC ALLIANCE MASTER AGREEMENT

THIS STRATEGIC ALLIANCE MASTER AGREEMENT (this “Master Agreement”) is made and entered into as of this 30th day of January, 2008, by and among Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”), Ibis Biosciences, Inc., a Delaware corporation (“Ibis”), Abbott Molecular Inc., a Delaware corporation (“AMI”) and Affiliate of Abbott Laboratories, an Illinois corporation (“Abbott”).  Ibis, Isis and AMI are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Ibis, Isis and AMI wish to enter into a strategic alliance related to the Business;

WHEREAS, as part of this strategic alliance, AMI will make an investment in Ibis by purchasing the Shares pursuant to Section 2 of this Master Agreement;

WHEREAS, as a material inducement for AMI to enter into this Master Agreement and the other Transaction Documents, Ibis and Isis will grant to AMI certain additional rights pursuant to the Investor Rights Agreement, the form of which is attached hereto as Exhibit A (the “Investor Rights Agreement”);

WHEREAS, as a material inducement to enter into this Master Agreement and the other Transaction Documents, Isis has granted to AMI an option to, in AMI’s sole discretion, purchase all of the Capital Stock of Ibis (other than the Shares (and the Additional Shares if AMI elects to acquire the Additional Shares pursuant to the Call Option Agreement and the Stock Subscription Agreement)) pursuant to the Call Option Agreement, in the form attached hereto as Exhibit B (the “Call Option Agreement”);

WHEREAS, as a material inducement to enter into this Master Agreement and the other Transaction Documents, Ibis has granted to AMI a subscription right to, in AMI’s sole discretion, subscribe for and purchase the Additional Shares prior to the Cut-Off Date for an aggregate purchase price of $20,000,000 pursuant to the Stock Subscription Agreement, the form of which has been agreed to by the Parties and is attached as an exhibit to the Call Option Agreement (the “Stock Subscription Agreement”); and

WHEREAS, if AMI, in its sole discretion, exercises the Call Option, the Parties will consummate the purchase by AMI of all of the Capital Stock of Ibis (other than the Shares (and the Additional Shares if AMI exercises the Subscription Right and acquires the Additional Shares pursuant to the Call Option Agreement and the Stock Subscription Agreement)) pursuant to the Stock Purchase Agreement, the form of which has been agreed to by the Parties and is attached as an exhibit to the Call Option Agreement (the “Acquisition Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

SECTION 1.  DEFINITIONS

Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in this Section 1.

(a)                                  “Abbott Transaction Team” means the individuals listed on Schedule 1(a).

(b)                                  “Acquisition Closing” means the consummation of the purchase by AMI of all of the Capital Stock of Ibis (other than the Shares (and the Additional Shares if AMI elects to acquire the Additional Shares pursuant to the Call Option Agreement and the Stock Subscription Agreement)) pursuant to the Acquisition Agreement.

(c)                                  “Additional Shares” means 114,250 shares of Common Stock that may be acquired by AMI from Ibis in AMI’s sole discretion prior to 5:00 p.m. (Pacific Time) on the Cut-Off Date pursuant to the Call Option Agreement and the Stock Subscription Agreement, as may be held from time to time by AMI and its permitted assigns, which, together with the Shares, will represent approximately 18.6% of the issued and outstanding Common Stock.

(d)                                  “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity.  For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by Contract relating to voting rights or corporate governance; provided, that (i) with respect to AMI and Abbott, the term “Affiliate” shall specifically exclude [***] and (ii) with respect to Isis, the term “Affiliate” shall specifically exclude [***]

(e)                                  “Applicable Law” or “Law” means all applicable common law, laws, constitutional provisions, ordinances, statutes, rules, regulations, administrative rulings, executive orders and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of Governmental Authorities that may be in effect from time to time.

(f)                                    “[***] Milestone” has the meaning ascribed to such term in the Call Option Agreement.

(g)                                 “Business” means researching, developing, manufacturing, selling, marketing, distributing and using a system, process or reagents for the identification and/or quantitation of nucleic acids or the performing of services relating to the foregoing, as conducted by Ibis or by Isis, with respect to the Division, on and prior to the date hereof.

(h)                                 “Business Day” means any day other than a Saturday, Sunday, or a day on which the banks in Chicago, Illinois are authorized or obligated by Law to close.

(i)                                    “Call Option” has the meaning ascribed to such term in the Call Option Agreement.

(j)                                    “Call Option Expiration Date” has the meaning ascribed to such term in the Call Option Agreement.

(k)                                “Call Period” has the meaning ascribed to such term in the Call Option Agreement.

(l)                                    “Capital Stock” means all capital stock, equity or controlling interests and other securities in an issuer, including, without limitation, options, warrants, depositary receipts, stock appreciation or phantom stock rights or other agreements or undertakings, including stock or securities convertible or exchangeable for any shares of capital stock, equity or controlling interests or other securities in an issuer or containing any profit participation features or pursuant to which such issuer is or could be bound to issue or repurchase any capital stock, equity or controlling interests or other securities.

(m)                              “Change of Control” means, with respect to any Person, the occurrence of (i) any consolidation or merger of such Person with or into any other Person, or any other corporate reorganization or transaction (including the acquisition of Capital Stock of such Person (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock)), whether or not such Person is a party thereto, in which the stockholders or equity-holders of such Person or other Persons controlling such Person immediately prior to such consolidation, merger, reorganization or transaction, own Capital Stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of such Person or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or equivalent governing body of such Person or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) a sale, lease, license or other disposition of all or a material portion of the assets of such Person.

(n)                                 “Claim” means any claim, lawsuit, demand, audit, investigation, charge, suit, hearing, notice of a violation, litigation, action, proceeding, order, judgment, grievance, or arbitration, whether civil, criminal, administrative or otherwise, whether at law or in equity, or any inquiry likely to result in any of the foregoing.

(o)                                  “Closing Date” means 9:00 a.m. Pacific Time on the date hereof.

(p)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(q)                                  “Common Stock” means the Common Stock of Ibis, par value $0.001 per share.

(r)                                  “Confidential Information” means all information and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party or to the Receiving Party’s Representatives either in connection with the discussions and negotiations pertaining to the Transaction Documents or in the course of performing the Transaction Documents, including without limitation: know-how; data; knowledge; practices; processes; research and development plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, consultants, independent contractors, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.  Notwithstanding the foregoing, information of a Party will not be deemed Confidential Information to the extent that the Receiving Party can show by competent proof that such information:

(i)                                    is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives;

(ii)                                was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives;

(iii)                            is or becomes available to the Receiving Party or its Representatives from a Person, other than the Disclosing Party or its Representatives, who is not bound by a confidentiality obligation to the Disclosing Party or its Representatives;

(iv)                               is independently developed by the Receiving Party or its Representatives without reference to or use of any Confidential Information of the Disclosing Party.

(s)                                  “Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, understanding, indenture, joint venture, purchase order, service order and all other agreements and arrangements, whether oral or written.

(t)                                    “Contribution Agreement” means the Contribution Agreement, dated July 31, 2007, by and between Ibis and Isis.

(u)                                 “Corporate Services Agreement” means the Corporate Services Agreement, dated July 31, 2007, by and between Ibis and Isis.

(v)                                   “Cut-Off Date” has the meaning ascribed to such term in the Call Option Agreement.

(w)                                “Division” means the Ibis Biosciences division of Isis.

(x)                                  “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(y)                                  “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

(z)                                  “Encumbrance” means any mortgage, covenant, hypothecation, condition, Claim, easement, encroachment, right of way, restriction, option, lien (statutory or otherwise), pledge, charge, license, security interest or encumbrance of any nature whatsoever.

(aa)                            “Environmental Laws” means any federal, state, local or foreign statutes, ordinances, codes, treaties, or other Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Oil Pollution Prevention Act, the Federal Insecticide, Fungicide, & Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act), including any regulations, rules, plans, other criteria, policies or guidelines promulgated pursuant to such Laws, and all common law, orders, judgments, decrees, judicial or agency interpretations now or hereafter in effect relating to pollution, the generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, investigation, monitoring, remediation, cleanup, abatement, removal, or disposal of Hazardous Materials, noise control, odor or the protection of public or workplace health or safety, natural resources, or the environment.

(bb)                            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)                            “Escrow Agreement” means the Escrow Agreement to be attached as an exhibit to the Acquisition Agreement.

(dd)                            “Financing” means the sale of the Shares by Ibis to AMI pursuant to this Master Agreement, together with the other transactions contemplated hereby.

(ee)                            “Financing Closing” means the closing of the Financing under this Master Agreement.

(ff)                                “Fundamental AMI Representations” means those representations and warranties of AMI set forth in Section 3.2(a) (Power and Authority), Section 3.2(b) (Enforceability), Section 3.2(c) (Governmental Authority; Consents), and Section 3.2(d) (No Conflicts).

(gg)                          “Fundamental Isis Representations” means those representations and warranties of Ibis and Isis set forth in Section 3.1(a) (Power and Authority), Section 3.1(b) (Enforceability), Section 3.1(c) (Governmental Authority; Consents), Section 3.1(d) (No Conflicts),  Section 3.1(e) (Due Organization; Qualification), Section 3.1(g) (Capitalization; Voting Rights), Section 3.1(j) (Title to Properties and Tangible Assets; Liens, etc.), Section 3.1(k) (Sufficiency of Assets), Section 3.1(m) (Compliance with Other Instruments) and Section 3.1(v) (Brokers’ Fees).

(hh)                          “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

(ii)                                “Governmental Authority” means any governmental or quasi-governmental agency, department, bureau, office, center, institute, court, commission or other unit of the government of the United States of America or of any of its respective States or local units of government thereof, or of a foreign sovereign or of a provincial, regional or metropolitan government thereof, including, without limitation, any Regulatory Authority.

(jj)                                “Hazardous Materials” means any substance, chemical, solvent, compound, waste, residue, contaminant or other material which is regulated by or forms the basis of liability now or hereafter under any Environmental Law, including, without limitation:  (i) any “solid waste,” “dangerous goods,” “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “universal waste,” “toxic substance,” or any other similar term or phrase as defined under any Environmental Law; (ii) any petroleum, or petroleum products, byproducts or breakdown products, including crude oil and any fraction thereof; (iii) natural synthetic gas usable for fuel; (iv) any asbestos, lead-based paint, polychlorinated biphenyl, mold, radon gas, radioactive material or byproduct, isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (v) any virus, bacteria, protozoa, parasite, fungi, or other pathogen or any other substance, chemical, solvent, compound, waste, residue, contaminant or other material which is hazardous, toxic, poisonous, reactive, corrosive or otherwise may present a threat to human health, safety, natural resources, wildlife or the environment.

(kk)                        “Indebtedness” means (i) all indebtedness or other obligations of Ibis for borrowed money, whether current, short-term or long-term, secured or unsecured, and all accrued interest, premiums, penalties and other obligations relating thereto, (ii) all indebtedness of Ibis for the deferred purchase price of property or services which is not evidenced by accounts payable incurred in the ordinary course of business, (iii) all existing lease obligations of Ibis under leases which are capital leases in accordance with GAAP, (iv) any liability of Ibis under deferred compensation plans, phantom stock plans, severance or bonus plans, or any change in control or similar payment or increased cost which is triggered or made or will be made payable as a result of the transactions contemplated hereby, other than the Permitted Employee Compensation Plan, (v) any off balance sheet financing of Ibis, (vi) any payment obligations of Ibis in respect of banker’s acceptances or letters of credit, (vii) any liability of Ibis with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) all obligations of Ibis arising under or with respect to any conditional sale or other title retention agreement with respect to property acquired by Ibis, (ix) past due or deferred rent of Ibis, (x) the amount of accounts payable owed by Ibis to any Person that have not been paid within forty-five (45) days of the date of invoice thereof (xi) any indebtedness referred to above of any Person which is either guaranteed by, or secured by a security interest upon any property owned by, Ibis and (xii) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of any such foregoing obligation.

(ll)                                “Initial Offering” means Ibis’ first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(mm)                    “Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) patents, patent applications and patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, any and all common law rights and registrations and applications for the registration thereof, and all extensions and renewals of any of the foregoing; (iii) copyrights and copyrightable works (including Software), registered copyrights and copyright applications, mask works, net lists and schematics; (iv) confidential and proprietary information including technology, know-how, trade secrets, unpatented inventions, ideas, algorithms and processes (including, without limitation, manufacturing and production processes and techniques, drawings, specifications, designs, plans, proposals, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data and customer and supplier lists and related information); (v) other intellectual property and proprietary information and (vi) all copies and tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, specimens, studies and summaries.

(nn)                          “Investment Documents” means this Master Agreement, the Call Option Agreement, the Investor Rights Agreement and the Stock Subscription Agreement.

(oo)                            “Knowledge” and terms of similar meaning (including, without limitation, “is aware of”) mean with respect to Ibis and Isis, the actual knowledge of any of the individuals set forth on Schedule 1(oo), after due investigation, including, without limitation, inquiry of Persons with subject matter knowledge, provided that (A) solely for purposes of Sections 3.1(l)(v), 3.1(l)(vi) and 3.1(l)(ix), “Knowledge” and terms of similar meaning (including, without limitation, “is aware of”) mean the actual knowledge of any employee of Ibis or Isis, after due investigation, including, without limitation, inquiry of Persons with subject matter knowledge and (B) solely for purposes of Section 3.1(l), inquiry of Persons with subject matter knowledge shall include inquiry of the outside counsel involved in the development or prosecution of the Business IP or who conducted ‘freedom to operate analyses’ identified on Schedule 1(oo).

(pp)                            “Licenses” means all licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, orders  and similar consents issued by any Governmental Authority or other Person, provided that the term License shall not include any license or other right to use any Intellectual Property.

(qq)                            “Loss” means any loss, liability, demand, Claim, action, cause of action, cost, damage, material diminution in value, deficiency, Tax, penalty, fine or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any related rights), whether or not arising out of third party claims.

(rr)                            “Management Presentations” means the Management Presentations of Ibis delivered to AMI pursuant to Section 2(h).

(ss)                            “Material Adverse Effect” means any event, circumstance or state of facts which has, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), operations, operating results, employee relations, customer relations or supplier relations of Ibis or the Business.

(tt)                                “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

(uu)                          “Offering Memorandum” means the Offering Memorandum of Ibis, dated November 2006 as made available to AMI.

(vv)                              “Permitted Employee Compensation Plan” means the compensation plan mutually agreed by the Parties regarding [***], the terms of which are described on Exhibit C attached hereto.

(ww)                        “Permitted Encumbrances” means (i) liens for current property Taxes not yet due and payable, (ii) Encumbrances arising in connection with and solely as a result of Permitted Indebtedness and (iii) except with respect to Intellectual Property, other imperfections of title, restrictions or Encumbrances, if any, which imperfections, restrictions or Encumbrances do not, individually or in the aggregate, impair the continued use and operation of the assets used in the operation of the Business and do not affect the merchantability of the title to such assets to which they relate.

(xx)                            “Permitted Indebtedness” means (i) accounts payable incurred in the ordinary course of business that are paid within forty-five (45) days of the date of invoice thereof, (ii) Indebtedness arising from existing and future lease obligations of Ibis under equipment leases that are capital leases in accordance with GAAP so long as the collateral for such capital leases is limited to the equipment acquired and the aggregate amount of such capital leases does not exceed $[***] and (iii) Indebtedness incurred pursuant to the Corporate Services Agreement or the Contribution Agreement.

(yy)                            “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

(zz)                            “Purchase Offer” means any proposal or offer from any Person (other than AMI and its Affiliates in connection with the transactions contemplated hereby) or any agreement or offer relating to any (i) reorganization, liquidation, dissolution, share exchange, business combination or recapitalization of Ibis, (ii) merger or consolidation involving Ibis, (iii) purchase or sale of any assets or Capital Stock of Ibis (other than the purchase and sale of inventory and capital equipment in the ordinary course of business), (iv) distribution of Ibis’ existing or future products, (v) licensing of any Business IP from Ibis or (vi) any other transaction or business combination involving Ibis or its business or assets which would reasonably be expected to interfere with, impede or materially delay the transactions contemplated by the Transaction Documents or dilute the benefits thereof to AMI and its Affiliates.  For the avoidance of doubt, the foregoing shall not apply to any transaction involving Isis and which only indirectly involves assets and/or Capital Stock of Ibis.

(aaa)                      “Real Property” means the Leased Real Property.

(bbb)           “Regulatory Authority” means any Governmental Authority that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of medical devices or diagnostic products, including without limitation, the FDA, the European Medicines Agency and the United States Department of Health and Human Services.

(ccc)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing or other release into the environment (including the abandonment or discarding of barrels, drums, containers or other closed receptacles), including any dispersal, migration or other movement of any substance through or in air, soil, surface water, groundwater or property.

(ddd)           “Representatives” means with respect to any Person, such Person’s employees, directors, officers, Affiliates and authorized agents.

(eee)           “SEC” or “Commission” means the United States Securities and Exchange Commission.

(fff)             “Schedule” means any of the Disclosure Schedules delivered to AMI herewith and incorporated herein pursuant to Section 8.3(b) hereof.

(ggg)          “Securities Act” means the Securities Act of 1933, as amended.

(hhh)          “Shares” means 114,251 shares of Common Stock issued to AMI pursuant to this Master Agreement, as may be held from time to time by AMI and its permitted assigns, representing approximately 10.25% of the issued and outstanding Common Stock.

(iii)             “Software” means any and all (i) computer programs, libraries, firmware and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

(jjj)             “Subscription Right” has the meaning ascribed to such term in the Call Option Agreement.

(kkk)         “T5000 Biosensor System” means the biosensor platform generally known as the T5000 Biosensor System, together with all equipment, hardware, Software, systems and other materials required for its use, or provided or recommended by Ibis, Isis or any of their respective Affiliates for its use, as well as all prior versions of the T5000 Biosensor System, including such systems known as “TIGER.”

(lll)             “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs and other duties, Capital Stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(mmm)       “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nnn)          “Transaction Documents” means this Master Agreement, the Investor Rights Agreement, the Stock Subscription Agreement, the Call Option Agreement, the Transition Services Agreement, the Escrow Agreement and the Acquisition Agreement.

(ooo)           “Transfer” means, with respect to Capital Stock, any sale, pledge, hypothecation, assignment, Encumbrance or other transfer or disposition, whether directly, indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise and, when the context so requires, the act of doing any of the foregoing.

(ppp)           “Transition Services Agreement” means the Transition Services Agreement to be attached as an exhibit to the Acquisition Agreement.

Section references for definitions of defined terms defined in the body of this Master Agreement rather than in this Section 1.

Defined Term	Section
“Abbott”	Preamble
“Acquisition Agreement”	Recitals
“ADR”	8.1
“Business IP”	3.1(l)(i)
“AMI”	Preamble
“AMI Group”	7.2(a)
“Call Option Agreement”	Recitals
“Disclosing Party”	5.1
“Disclosure Schedules”	3.1
“ERISA Affiliate”	3.1(p)(ii)
“ERISA Plans”	3.1(p)(ii)
“FDA”	3.1(q)(i)
“Financial Statements”	3.1(t)
“Government Contracts”	3.1(l)(ii)
“Ibis”	Preamble
“Ibis Contracts”	3.1(x)(i)
“Indemnified Party”	7.2(c)
“Indemnifying Party”	7.2(c)

Defined Term	Section
“Insurance Policies”	3.1(y)
“Investor Rights Agreement”	Recitals
“IP Contracts”	3.1(l)(ii)
“Isis”	Preamble
“Leased Real Property”	3.1(w)(ii)
“Leasehold Improvements”	3.1(w)(ii)
“Leases”	3.1(w)(ii)
“Master Agreement”	Preamble
“Material Licenses”	3.1(q)(ii)
“Most Recent Balance Sheet”	3.1(t)
“Parties”	Preamble
“Party”	Preamble
“Plans”	3.1(p)(ii)
“Receiving Party”	5.1
“Remaining Shares”	3.1(g)(i)
“Seller Group”	7.2(b)
“Share Purchase Price”	2(d)
“Stock Subscription Agreement”	Recitals
“Third Party Claim”	7.2(c)

SECTION 2.  FINANCING CLOSING; TRANSACTION DOCUMENTS

Subject to and upon the terms and conditions set forth in this Master Agreement, and in reliance upon the respective representations and warranties made herein by each of the Parties, at the Financing Closing:

(a)   Ibis shall issue, sell, convey, assign, transfer and deliver to AMI a certificate representing the Shares sufficient to vest in AMI legal and beneficial ownership of the Shares, free and clear of all Encumbrances;

(b)   Each Party shall execute and deliver to the other Parties the Call Option Agreement;

(c)   Each Party shall execute and deliver to the other Parties the Investor Rights Agreement;

(d)   AMI shall purchase, acquire and accept the Call Option, the Subscription Right and the Shares from Ibis and Isis for an aggregate purchase price of $20,000,000 (the “Share Purchase Price”), paid to Ibis via wire transfer of immediately available funds to an account designated by Ibis in writing;

(e)   Ibis and Isis shall deliver to AMI a certificate, in a form reasonably acceptable to AMI, of an authorized officer of each certifying to and attaching thereto (i) Ibis’ Certificate of Incorporation as in effect on the date hereof, (ii) Ibis’ Bylaws as in effect on the date hereof and (iii) resolutions of the Board of Directors of Isis and Ibis authorizing the transactions contemplated by this Master Agreement and by the other Transaction Documents;

(f)    Isis shall deliver to AMI the consent of Silicon Valley Bank to the Financing and the other transactions contemplated by the Investment Documents;

(g)   Isis shall deliver to AMI one or more compact discs containing the contents of the electronic dataroom maintained by Isis at [***] as of January 23, 2008, together with a certificate of an authorized officer certifying that such compact discs contain true, accurate and complete copies of the materials in such dataroom as of such date; and

(h)   Isis shall deliver to AMI one or more compact discs containing the Management Presentations of Ibis previously made available to AMI by Isis and Ibis.

SECTION 3.  REPRESENTATIONS AND WARRANTIES.

3.1  Representations and Warranties of Ibis and Isis.  As a material inducement to AMI to enter into this Master Agreement, except as set forth in the corresponding Section of the Disclosure Schedules delivered to AMI herewith on the date hereof (the “Disclosure Schedules”), Ibis and Isis each hereby jointly and severally represent and warrant as follows:

(a)   Power and Authority.  Each of Ibis and Isis (i) has the power, authority and the legal right to enter into this Master Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, and (ii) has taken all necessary action required to authorize the execution and delivery of this Master Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder.

(b)   Enforceability.  Each of this Master Agreement, the Call Option Agreement and the Investor Rights Agreement has been duly executed and delivered on behalf of Ibis and Isis and constitutes a legal, valid and binding obligation of each such Party and is enforceable against each such Party in accordance with its terms subject to the effects of bankruptcy, insolvency or other Laws of general application affecting the enforcement of creditor rights.  If executed and delivered on the date hereof, the Stock Subscription Agreement and the Acquisition Agreement would constitute legal, valid and binding obligations of each of Ibis and Isis and would be enforceable against each in accordance with their terms subject to the effects of bankruptcy, insolvency or other Laws of general application affecting the enforcement of creditor rights.

(c)   Governmental Authority; Consents.  All necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by Ibis and Isis in connection with the execution and delivery of this Master Agreement and the other Investment Documents and the performance of their obligations hereunder and thereunder have been obtained.

(d)   No Conflicts.

(i)            The execution and delivery of this Master Agreement, the Call Option Agreement and the Investor Rights Agreement by each of Ibis and Isis and the performance of each such Party’s obligations hereunder and thereunder, with or without the passage of time or giving of notice, (A) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable (B) do not and will not require any notice, conflict with, violate, or breach or constitute a default or require any consent or give rise to any termination or acceleration right or the creation of any Encumbrance on the Shares, the Additional Shares or the Remaining Shares or any of the properties or assets of Ibis under, any contractual obligation by which such Party is bound or subject to and (C) do not and will not cause the suspension, revocation, impairment, forfeiture or nonrenewal of any License applicable to Ibis, the Business or any of Ibis’ operations, assets or properties.

(ii)           If executed and delivered on the date hereof, the execution and delivery of the Stock Subscription Agreement and the Acquisition Agreement and the performance of Ibis’ and Isis’ obligations under each such agreement, with or without the passage of time or giving of notice, (A) would not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of each such Party, as applicable, (B) would not require any notice, conflict with, violate, or breach or constitute a default or require any consent or give rise to any termination or acceleration right or the creation of any Encumbrances on the Shares, the Additional Shares or the Remaining Shares under, any contractual obligation by which such Party is bound and (C) would not cause the suspension, revocation, impairment, forfeiture or nonrenewal of any License applicable to Ibis, the Business or any of Ibis’ operations, assets or properties.

(e)   Due Organization; Qualification.  Each of Ibis and Isis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Master Agreement and the other Transaction Documents.  Except as would not reasonably be expected to have a Material Adverse Effect, Ibis has obtained and currently maintains all qualifications to do business as a foreign corporation in all jurisdictions in which the character of the Business requires it to be so qualified.  Ibis has all requisite power and authority and all authorizations and Licenses necessary to own, operate or conduct the Business.

(f)    Subsidiaries.  Ibis does not own or control any Capital Stock or other interest of any Person.  Ibis is not a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception Ibis has not merged with, acquired all or substantially all of the assets of (except pursuant to the Contribution Agreement) or acquired the Capital Stock of or any interest in any Person.  Ibis does not hold the right to acquire any Capital Stock or interest in any other Person or have any obligation to make any investment in any Person and no such rights, Capital Stock or interests are necessary for the operation of the Business.  Isis does not control or possess the power, directly or indirectly to control the management, actions or policies of [***].

(g)   Capitalization; Voting Rights.

(i)            The authorized Capital Stock of Ibis consists of 1,228,501 shares of Common Stock, par value $0.001 per share, 1,000,000 shares of which are issued and outstanding and held by Isis (the “Remaining Shares”).

(ii)           The issued and outstanding Capital Stock of Ibis as of the Financing Closing will consist exclusively of the Shares and the Remaining Shares.  Except as set forth in the Investor Rights Agreement, Ibis does not have any obligations to issue or redeem any shares of Capital Stock, other than with respect to the Shares and the Additional Shares and Ibis has not issued any Capital Stock other than the Remaining Shares.  No Capital Stock issued by Ibis is listed on any stock exchange or unregulated market.  Other than the Investment Documents, there are no agreements with Isis or Ibis or any other Person with respect to the voting or Transfer of the Capital Stock.

(iii)         The Shares and the Remaining Shares are: (A) duly authorized, validly issued, fully paid and nonassessable; (B) issued in compliance with all applicable state and federal Laws concerning the issuance of Capital Stock; and (C) free and clear of all Encumbrances other than the Call Option and the rights and obligations set forth in the Investor Rights Agreement; provided, that the Shares may be subject to restrictions on Transfer set forth in the Investor Rights Agreement and under state and/or federal securities Laws as set forth herein or as otherwise required by such Laws at the time a Transfer is proposed.

(iv)          If AMI exercised the Subscription Right and acquired the Additional Shares on the date hereof, the Additional Shares would be: (A) duly authorized, validly issued, fully paid and nonassessable; (B) issued in compliance with all applicable state and federal Laws concerning the issuance of Capital Stock; and (C) free and clear of all Encumbrances other than the rights and obligations set forth in the Investor Rights Agreement; provided, that the Additional Shares may be subject to restrictions on Transfer set forth in the Investor Rights Agreement and under state and/or federal securities Laws as set forth in the Stock Subscription Agreement or as otherwise required by such Laws at the time a Transfer is proposed.

(v)            Neither the sale of the Shares to AMI hereunder, nor the sale of the Additional Shares to AMI under the Stock Subscription Agreement, nor the sale of the Remaining Shares to AMI under the Acquisition Agreement is subject to any preemptive rights, rights of first refusal or similar rights.

(h)   Agreements; Liabilities.

(i)            There are no judgments, orders, writs or decrees to which Ibis or Isis is a party currently pending or, to Isis’ or Ibis’ Knowledge, threatened which would prevent Ibis or Isis from entering into the Transaction Documents or issuing or Transferring the Shares, the Additional Shares or the Remaining Shares pursuant to the terms of the Transaction Documents.

(ii)           Ibis has not (A) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Capital Stock, (B) incurred or guaranteed any Indebtedness (other than Permitted Indebtedness), (C) made any loans or advances to any Person, other than advances for reasonable travel expenses to Ibis employees in the ordinary course of business, or (D) sold, exchanged, licensed or otherwise disposed of any of its tangible assets, other than the sale of its inventory in the ordinary course of business.

(iii)         Ibis has no material obligations or liabilities (whether accrued, absolute, or to Isis’ or Ibis’ Knowledge contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), including, without limitation, Taxes, except (A) obligations under the Ibis Contracts made available to AMI or under Contracts entered into in the ordinary course of business which, because of the dollar thresholds set forth in Sections 3.1(l) and 3.1(x), are not required pursuant to Sections 3.1(l) and 3.1(x) below to be described on Schedule 3.1(l) or Schedule 3.1(x) (but not liabilities for breaches of any such Contracts), (B) liabilities reflected on the Most Recent Balance Sheet, (C) liabilities and obligations which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (none of which is material or is a liability for breach of contract, tort, infringement (directly, contributorily, by inducement or otherwise), Claim or warranty (other than warranty claims arising in the ordinary course of business in connection with the sale of Products or under Ibis Contracts made available to AMI, none of which warranty claims individually or in the aggregate would reasonably be expected to have a Material Adverse Effect) and (D) other liabilities and obligations to the extent expressly disclosed in Schedule 3.1(h)(iii).

(i)    Obligations to Related Parties.  There are no obligations of Ibis to Affiliates, officers, directors or employees of Ibis or Isis other than (A) for payment of salary to employees of Ibis for services rendered in the ordinary course of business, (B) reimbursement to employees of Ibis for reasonable expenses incurred in the ordinary course of business on behalf of Ibis, (C) standard employee benefits made generally available to all employees, pursuant to the Plans described on Schedule 3.1(p)(ii), (D) the Permitted Employee Compensation Plan or (E) Ibis’ rights and obligations to Isis under the Contribution Agreement and Corporate Services Agreement.  To Isis’ and Ibis’ Knowledge, all of the Contracts to which Ibis is a party or by which the Business or any of its assets is bound have been negotiated on an arms length basis.

(j)    Title to Properties and Tangible Assets; Liens, Etc.  Ibis has good and marketable title to its properties and tangible assets and good and valid title to its leasehold estates, in each case subject to no Encumbrance other than (i) Permitted Encumbrances and (ii) rights of the U.S. federal government in certain equipment purchased using government funds, as set forth on Schedule 3.1(j).  The tangible assets of Ibis have been maintained in accordance with normal industry practice and are in good operating condition and repair (except for ordinary wear and tear).

(k)   Sufficiency of Assets (i)  Except for the services, funding and facilities provided under the Corporate Services Agreement, Ibis has all assets, properties and rights used in or necessary to operate or conduct the Business in all respects.

(ii)           As of the date hereof, except for the services, funding and facilities provided under the Corporate Services Agreement and indirectly, via the Remaining Shares, Isis and its Affiliates do not have any right, title or interest in or to any asset, property, title or interest that is used in or necessary to operate or conduct the Business as conducted on and prior to the date hereof or as contemplated to be conducted by Ibis and Isis after the date hereof as reflected in the Offering Memorandum and Management Presentations.  Pursuant to the Contribution Agreement, Isis has transferred to Ibis all assets, properties and rights Isis owned or which are or were used in or necessary to operate or conduct the Business except for the services, funding and facilities provided under the Corporate Services Agreement.  No person employed by the Division prior to the date of the Contribution Agreement is currently employed by Isis and no former employee of Ibis or the Division is or has been employed by Isis.

(l)    Intellectual Property.

(i)            Schedule 3.1(l)(i) sets forth a complete and correct list of all of the following Intellectual Property used in or necessary to operate or conduct the Business (whether owned by Ibis or any other Person), and indicates with respect to each item, whether Ibis owns or licenses such Intellectual Property and the owner of any Intellectual Property covered by such license:  (A) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property (including jurisdiction, registration and application number, as applicable, and record owner), (B) registered and material unregistered trademarks, service marks, trade names, and Internet domain names, (C) Software (other than unmodified, commercially available, off-the-shelf Software purchased or licensed for less than an individual cost of $[***] and a total cost of $[***] in the aggregate for all such licenses), (D) material algorithms embodied in the Products and any other material trade secrets; and (E) all other material Intellectual Property used in or necessary to operate or conduct the Business (including, without limitation, all Intellectual Property set forth or required to be set forth in the following Schedules to the Contribution Agreement: Schedule 2.1 (Ibis Business Assets), Schedule 2.2 (Ibis Business Patents), Schedule 2.5 (Ibis Trademarks) and Schedule 2.6 (Ibis Business Software)) (all Intellectual Property described in the foregoing, (A) through (E), collectively, (without regard to whether such Intellectual Property is set forth on Schedule 3.1(l)(i)) “Business IP”).

(ii)           Schedule 3.1(l)(ii) sets forth a complete and correct list of all of the following Contracts (other than licenses for unmodified, commercially available, off-the-shelf Software purchased or licensed for less than an individual cost of $[***] and a total cost of $[***] in the aggregate for all such licenses) relating to the Business IP (collectively, the “IP Contracts”): (A) Contracts in which Ibis or Isis or any of their respective Affiliates is a licensee or sublicensee of Business IP; (B) Contracts in which Ibis or Isis or any of their respective Affiliates is a licensor or sublicensor of Business IP; (C) Contracts to which Ibis or Isis or any of their respective Affiliates is a party, or by which any of the Business IP is bound, that give any third party any right, title or interest in or to any such Business IP; (D) Contracts with any Governmental Authority wherein any portion of the Business IP was developed or used (“Government Contracts”); and (E) Contracts that restrict Ibis’ rights in or use or disclosure of Business IP.

(iii)         Ibis owns and possesses all right, title and interest in and to, free and clear of all Encumbrances (other than the rights of Governmental Authorities under Government Contracts identified in Schedule 3.1(l)(iii) to the Intellectual Property identified in such Schedule) or has a valid and enforceable license to use (pursuant to a written license agreement set forth and described in Schedule 3.1(l)(ii) or a written license for unmodified, commercially available, off-the-shelf Software purchased or licensed for less than an individual cost of $[***] and a total cost of $[***] in the aggregate) the Business IP.

(iv)          Neither Isis nor any of its Affiliates (other than Ibis) has any right, title or interest in or to any of the Business IP.

(v)            To Isis’ or Ibis’ Knowledge, neither Ibis, nor with respect to the Business, Isis, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise conflicted with, and the operation of the Business (including the development, manufacture and commercialization of the T5000 Biosensor System and the assay kits specifically listed in the [***]) does not and will not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise conflict with, the patents, trademarks, copyrights or trade secrets of any Person, and neither Ibis nor Isis is aware of any facts that indicate a likelihood of any of the foregoing (including without limitation, oral or written demands or offers to license any Intellectual Property from any Person).  With respect to whether the operation or conduct of the Business has or will infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise conflict with patent, trademark, copyright or trade secrets of any Person (other than Ibis or Isis or their respective Affiliates), the Parties hereto are relying upon the representations and warranties contained in this Section 3.1(l)(v) and not the representations and warranties contained in Sections 3.1(k)(i), 3.1(l)(viii) or 3.1(l)(ix).

(vi)          All of the Business IP is valid and, to Isis’ or Ibis’ Knowledge, enforceable.  Isis and Ibis have taken all necessary actions to maintain and protect all of the Business IP, including, without limitation, entering into confidentiality agreements with each of its employees, consultants and independent contractors, and customers and vendors as necessary so as not to adversely affect the validity or enforceability thereof and have complied with disclosure requirements as provided by any Government Contract.  Neither Ibis nor Isis has disclosed any source code for any Software included in the Business IP to any Person in a manner that would impair the trade secret or other Intellectual Property protection of such source code.  There are no claims, oppositions or cancellation proceedings that either were made or brought within the past [***] years, or are presently pending or to Isis’ or Ibis’ Knowledge, threatened, against either Ibis or Isis contesting the validity, use, ownership, enforceability or registrability of any Business IP.  Neither Ibis nor Isis is aware of any basis for any such claim, opposition or cancellation proceeding, and neither Ibis nor Isis has received any notices regarding any of the foregoing.  No loss or expiration of any material Business IP is pending or reasonably foreseeable or to Isis’ or Ibis’ Knowledge, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by either Ibis or Isis, including, without limitation, a failure to pay any required maintenance fees) or limitations to the scope of claims of any pending patent application made during the ordinary course of prosecuting such pending patent applications.  Complete copies of all file histories for issued patents and pending patent applications of the Business IP owned or held by either Ibis or Isis have been provided to AMI.

(vii)         To Isis’ or Ibis’ Knowledge, (A) no Person has infringed (directly, contributorily, by inducement or otherwise), or misappropriated any of the Business IP and (B) no Person is infringing (directly, contributorily, by inducement or otherwise) or misappropriating any of the Business IP.

(viii)        Ibis has sufficient right, title and interest in and to the Business IP: (A) to conduct the Business, including the development, manufacture and commercialization of the T5000 Biosensor System and the assay kits specifically listed in the [***] on a worldwide basis, with no payment obligation to any Person, except pursuant to an IP Contract made available to AMI, and (B) to make, have made, import, use, offer for sale, or sell any product(3) currently marketed by the Business and the assay kits specifically listed in the [***] without infringing (directly, contributorily, by inducement or otherwise), misappropriating or conflicting with any Intellectual Property rights of any Person.  As of the date hereof, the Business IP is owned by or available for use by Ibis on terms and conditions identical to those under which it was owned or used by Ibis and the Business prior to the date hereof.

(ix)          To Isis’ or Ibis’ Knowledge, Ibis has sufficient right, title and interest in and to the Business IP: (A) to develop, manufacture and commercialize the [***] [***] [***] on a worldwide basis, with no payment obligation to any Person, except pursuant to an IP Contract made available to AMI, and (B) to make, have made, import, use, offer for sale, or sell the [***] [***] [***] without infringing (directly, contributorily, by inducement or otherwise), misappropriating or conflicting with any Intellectual Property rights of any Person.

(x)           No funding, facilities or resources of a Governmental Authority, university, college, other educational institution or research center or funding from third parties was used in the development of any of the Business IP and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any of the Business IP.

(xi)          Each current or former employee of each Isis Party or any of their respective Affiliates, who was involved in, or who contributed to, the creation or development of any Business IP, executed the standard form of proprietary rights agreement set forth in Schedule 3.1(l)(xi) upon commencement of his or her employment and each such current or former employee and any consultant or independent contractor who was involved in, or who contributed to, the creation or development of any Business IP has validly assigned all right, title and interest in and to such Business IP to Ibis.

(xii)         None of the Transaction Documents nor the transactions contemplated by any of the Transaction Documents would result in or reasonably be expected to result in:  (A) Ibis, AMI or any of their respective Affiliates granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them as a result of any Encumbrance or Contract to which, Isis, Ibis or any of their Affiliates is a party or bound by, (B) other than standard non-solicitation agreements entered into in the ordinary course of business and made available to AMI, Ibis, AMI or any of their respective Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses as a result of any Encumbrance or Contract to which Isis, Ibis or any of their Affiliates is a party or bound by, (C) other than as contemplated by the Acquisition Agreement, Ibis, AMI or any of their respective Affiliates being obligated to pay any royalties or other material amounts, to increase or accelerate any royalty or payment obligation, or to offer any discounts, to any Person as a result of any Encumbrance or Contract to which Isis, Ibis or any of their Affiliates is a party or bound by, or (D) any adverse effect on Ibis’ right, title or interest in and to any of the Business IP.

(xiii)       All components of the current version of the T5000 Biosensor System perform in all material respects in accordance with their currently advertised, displayed, distributed or published specifications.  All services that have been performed in the conduct of the Business were performed in material conformity with the terms and requirements of the related Contracts and all Applicable Laws.  All Software included in the Business IP is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar disabling codes, Software routines or hardware components.  No open source, public source or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code or purports to restrict one’s ability to charge for distribution of Software (including, without limitation, any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software), was used in, incorporated into, integrated or bundled with any Software that has been used in the T5000 Biosensor System or any other product that has been distributed or is currently distributed.  Ibis does not have any plans to include any such Software in any such system or Product.

(xiv)        Without limiting any other representation or warranty herein, the computer and other information technology systems and networks owned or contracted for by Ibis have been maintained in accordance with normal industry practice, are in good operating condition and repair (except for ordinary wear and tear) and are sufficient for the operation of the Business.  Each of Ibis and Isis has taken all reasonably necessary action to safeguard the computer and other information technology systems and networks used in the operation of the Business and there has been no unauthorized intrusions or breaches of the security of the computer and other information technology systems and networks used in the Business that have materially compromised or are currently materially compromising the security, integrity or operations of such systems or networks.

(xv)          The individuals identified as the outside counsel involved in the development or prosecution of the Business IP on Schedule 1(oo) represent the outside counsel who have provided Isis or Ibis strategic legal and Intellectual Property advice related to the Business IP and the Ibis Business during the three (3) years prior to the date hereof.

(m)  Compliance with Other Instruments.  Neither Ibis nor, with respect to the Business, Isis is in violation or default of any term of its charter documents, each as amended, or of any provision of any Contract to which it is party or by which the Business is bound or of any judgment, decree, order or writ.

(n)   Litigation.  There is no Claim pending or, to Isis’ or Ibis’ Knowledge, threatened against Ibis or, with respect to the Business, Isis (or against any Ibis or Isis employee (in their capacity as such)), at Law or in equity, or before or by any Governmental Authority, and to Isis’ or Ibis’ Knowledge, there is no reasonable basis for any of the foregoing.  Neither Ibis nor, with respect to the Business, Isis is subject to any outstanding order, judgment, or decree issued by any Governmental Authority or any arbitrator.  Neither Ibis nor any of its Affiliates has received any opinion or memorandum or advice from legal counsel to the effect that Ibis or the Business is or was exposed, from a legal standpoint, to any material liability.

(o)   Tax Matters.

(i)            Prior to the date hereof, Ibis has not been required to file any Tax Returns.  All Taxes owed and due by Ibis have been paid.  No claim has ever been made by an authority in any jurisdiction that Ibis is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the assets used by Ibis that arose in connection with any failure (or alleged failure) to pay any Tax.  Schedule 3.1(o)(i) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Ibis is required to file Tax Returns.

(ii)           Ibis has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by Ibis to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed.

(iii)         There is no dispute or claim concerning any Tax liability of Ibis either (A) claimed or raised by any Governmental Authority or (B) as to which Isis or Ibis has Knowledge.

(iv)          Neither Ibis nor, with respect to the Business, Isis, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)            To Isis’ or Ibis’ Knowledge based in good faith on advice of Deloitte & Touche LLP, (A) Ibis and Isis are and will be members of the same consolidated group, as such term is defined by Treasury Regulation § 1.1502-1(h), with Isis being the common parent of such consolidated group for all taxable years through and including the Acquisition Closing and (B) unless the provisions of the Code pertaining to filing Tax Returns as a consolidated group are amended prior to the Acquisition Closing, Ibis and Isis will be eligible to file a consolidated Tax Return in lieu of separate Tax Returns with respect to income Tax imposed by Chapter 1 of the Code for all taxable years through and including the Acquisition Closing.

(vi)          Ibis is not and will not at the Acquisition Closing be a party to any oral or written Tax sharing agreements or arrangements.

(p)   Employees.

(i)            Neither Ibis nor, with respect to the Business, Isis, is party to any collective bargaining agreement.  There is no labor union organizing activity pending or, to Isis’ or Ibis’ Knowledge, threatened with respect to Ibis.  Each of Ibis and, with respect to the Business, Isis has complied with all applicable Laws relating to the employment of labor and, within the last five (5) years, neither Ibis nor Isis, with respect to the Business, has experienced any strike, work stoppage, lockout, grievance, unfair labor practice claim or other labor relation problem, including, without limitation, any written dispute with or Claim by former employees regarding termination and/or severance pay. To the Knowledge of Isis or Ibis, no executive, key employee or group of employees of Ibis has any plans to terminate employment with Ibis.  In the past three (3) years, Ibis and Isis have complied in all respects with the notification provisions (or paid severance in lieu thereof) of the WARN Act and applicable similar state or local laws.  No executive, key employee or group of employees of Ibis or the Business has been terminated or resigned their employment since January 1, 2007.

(ii)           Schedule  3.1(p)(ii) contains a true and complete list of each employment (other than at-will offer letters with no severance, compensation term guarantee or material benefit), bonus, fringe benefit, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or other termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program or Contract and each other employee benefit plan, program or Contract sponsored, maintained or contributed to or required to be contributed to by Ibis, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Ibis or Isis would be deemed a “single employer” under Section 414(b), (c), (m) or (o) of the Code, for the benefit of any current or former employee or director of Ibis (the “Plans”).  Schedule 3.1(p)(ii) identifies each Plan that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).

(iii)         Neither Ibis nor Isis has any formal plan or binding commitment to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Ibis, except as required by Applicable Law or to conform such Plan to the requirements of any Applicable Law.  Except for this Master Agreement, there are no Contracts, written or oral, or omissions that would prevent or impair any Plan (including any Plan covering retirees or other former employees) from being amended or terminated by Ibis or Isis prior to or at the Acquisition Closing or, with respect to the Plans listed on Schedule 3.1(p)(xii) if any, by Ibis or AMI (or any successor thereto) on or at any time after the Acquisition Closing.

(iv)          Neither Isis nor Ibis has incurred and has no reason to expect that either will incur any liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code or any Applicable Law with respect to any employee pension benefit plan that Isis or Ibis, or any other entity that together with Isis or Ibis is treated as a single employer under Section 414 of the Code, maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute.

(v)            Neither Ibis nor Isis, nor any of the ERISA Plans, nor any trust created thereunder, nor to Isis’ or Ibis’ Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Ibis could be subject to any material liability for either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975, 4976 or 4980B of the Code.

(vi)          Each Plan is in all material respects in compliance, and has been administered in all material respects in accordance, with the applicable provisions of ERISA, the Code and all other Applicable Laws, including, but not limited to, medical continuation under section 4980B of the Code.  Neither Isis nor Ibis has (A) engaged in any transaction prohibited by ERISA or the Code; (B) breached any fiduciary duty owed by it with respect to the Plans; or (C) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the Code.

(vii)         Other than routine claims for benefits, there are no Claims, Internal Revenue Service or Department of Labor compliance programs or other proceedings pending or, to Isis’ or Ibis’ Knowledge, threatened against or otherwise involving any Plan.

(viii)        Each Plan which is intended to be qualified under Section 401(a) of the Code (A) has been amended to reflect all requirements under the Code which are required to be adopted prior to the end of the applicable remedial amendment period and (B) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such changes in Law.

(ix)          None of the Plans obligates Isis or Ibis either (A) to pay any separation, severance, termination or similar benefit to Ibis Employees or (B) to make an excess parachute payment within the meaning of Code Section 280G.

(x)           No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Ibis after retirement or other termination of service (other than

(A) coverage mandated by any Applicable Law, (B) death benefits or retirement benefits under any employee pension benefit plan or (C) benefits, the full direct cost of which are borne by the current or former employee (or beneficiary thereof)).

(xi)          As of the date hereof, to Isis’ or Ibis’ Knowledge, other than as provided under the terms of the Plans, neither Ibis nor Isis has made any representation or commitment to, or entered into any formal or informal understanding with, any Ibis employee with respect to compensation, benefits, or terms of employment to be provided by AMI or Ibis or any of their respective Affiliates at or subsequent to the Acquisition Closing.

(xii)         Except for the Permitted Employee Compensation Plan, Ibis neither sponsors nor maintains nor has any liability for (A) any of the Plans or (B) any other employee benefit plans or arrangements.

(xiii)       All contributions, premiums or payments under or with respect to each Plan which are or were due on or before the date hereof have been paid.

(q)   Compliance with Laws; Licenses.

(i)            Ibis, the Business and, with respect to the Business, Isis are not in material violation of any Law.  Ibis, the Business, and, with respect to the Business, Isis and Ibis’ and Isis’ Representatives have complied with, and are in material compliance with, all Applicable Laws, including, without limitation, the federal Food, Drug, and Cosmetic Act, as amended and regulations promulgated thereunder, and all U.S. Food and Drug Administration (“FDA”) or its foreign equivalent regulations governing, among other things, the protection of human subjects and regulations governing clinical investigators.  Except such as must be made after the Financing Closing (or, with respect to the Additional Shares, the Subsequent Closing), which will be filed in a timely manner, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Investment Documents, the issuance of the Shares or, if issued on the date hereof, the Additional Shares or, except as contemplated by the Acquisition Agreement, the Transfer of the Remaining Shares.

(ii)           Ibis holds all Licenses necessary for the operation or conduct of the Business (including pursuant to Environmental Laws).  Schedule 3.1(q)(ii) sets forth a list of all Licenses material to the Business (the “Material Licenses”).  Ibis is and has been in compliance with all terms and conditions of such Material Licenses and all Material Licenses may be relied upon by Ibis for the lawful operation of the Business as conducted on and prior to the date hereof and immediately following the Financing Closing.  Each Material License is valid, binding and in full force and effect and Ibis and the Business have complied in all material respects with all requirements of and are not in default under any Material License and have not received written or, to Isis’ or Ibis’ Knowledge, oral notice that the Business or Ibis is in violation of any of the terms or conditions of such Material License.  No loss or suspension of any License nor any proceeding or investigation which is seeking such a loss or suspension is pending or, to Isis’ or Ibis’ Knowledge, threatened.  Neither Ibis nor Isis is operating under any written or oral formal or informal agreement or understanding with any licensing authority, Regulatory Authority or any other Governmental Authority which restricts the conduct of the Business or requires Ibis or, with respect to the Business, Isis, to take or refrain from taking any actions.

(r)   Environment, Health and Safety.  Ibis and the Business have at all times materially complied with and are in material compliance with all Environmental Laws, including, without limitation, all Licenses and other authorizations that are required pursuant to Environmental Laws for the ownership and occupation of the assets used by Ibis and the operation of the Business. Neither Ibis nor Isis, with respect to the Business is aware of or has reason to be aware of or has received any notice, request for information, report, order, directive, communication or other information, written or oral, regarding any actual or alleged violation of Environmental Laws, or any Claims or other liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) arising under Environmental Laws, relating to the Business, the Real Property or Ibis, which has not been resolved without liability to Ibis.  Neither Ibis nor its Affiliates nor any of its legal predecessors has, in violation of Environmental Laws, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility (and no such property or facility including the Real Property is contaminated by any such Hazardous Materials) so as to give rise to any current or future liability under Environmental Laws, including without limitation, any liability to investigate, remediate, cleanup, monitor or take any similar actions with respect to the environmental condition of any property (whether owned or non-owned), facility or treatment, storage or disposal facility.  None of the following exists or to Isis’ or Ibis’ Knowledge, has ever existed at the Real Property: underground storage tanks, septic tanks, asbestos containing materials, polychlorinated biphenyls, lead-based paint, urea-formaldehyde, dumps, landfills, or waste disposal areas, sumps, pits, lagoons, surface impoundments or wetlands, or any contamination of any kind of the surface, subsurface, groundwater or surface water.  Ibis has not assumed or become subject to, whether expressly or by operation of Law, any liabilities of any other Person arising under Environmental Laws or pursuant to any type of agreement.  The consummation of the transactions contemplated by this Master Agreement do not impose any obligation on the Business under any Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.  Ibis has provided to AMI copies of all material environmental Licenses, reports, audits, assessments, and investigations, and any other material environmental documents, relating to Ibis or the Business to the extent the foregoing are in the possession, custody, or control of Isis or any of its Affiliates or Ibis.

(s)   Offering Valid.  Assuming the accuracy of the representations and warranties of AMI contained in Section 3.2 hereof, the offer, sale and issuance of the Shares (and the Additional Shares if AMI exercised the Subscription Right and acquired the Additional Shares pursuant to the Stock Subscription Agreement on the date hereof) will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.  Neither Ibis nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares or Additional Shares to any Person or Persons so as to bring the sale of such Shares or Additional Shares by Ibis within the registration provisions of the Securities Act or any state securities Laws.

(t)    Financial Statements.  Schedule 3.1(t) attached hereto contains the following financial statements (collectively the “Financial Statements”): (i) the profit and loss statement for the Division for the fiscal year ended December 31, 2006 and (ii) the profit and loss statement for Ibis and the related balance sheet (the “Most Recent Balance Sheet”) for the nine month period ended September 30, 2007.  The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly in all material respects the financial condition of Ibis or the Division (as the case may be) as of such dates and the results of operations of Ibis or the Division (as the case may be) for such periods, and are materially correct and complete and consistent with the books and records of Ibis (which books and records are materially correct and complete).

(u)   Subsequent Events.  Since the date of the Most Recent Balance Sheet, there has not been any material adverse change in the business, assets, liabilities, condition (financial or otherwise), operations, operating results, prospects, customer relations or supplier relations of Ibis and Ibis has and Isis has caused Ibis to conduct the Business in the ordinary course.  Since the date of the Most Recent Balance Sheet:

(i)            Ibis has not sold, leased, transferred, or assigned any of its assets to a third party, tangible or intangible, other than inventory in the ordinary course of business;

(ii)           No party (including Ibis or Isis) has accelerated, terminated, modified, or canceled any material Contract (or series of related Contracts) to which Ibis is or was a party or by which the Business is or was bound;

(iii)         Ibis has made capital expenditures consistent with its normal course of operations;

(iv)          Ibis has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property over $50,000 in the aggregate;

(v)            Ibis has not granted any increase in the base compensation of any employee, except in the ordinary course of business (including as to amount) or any bonus to, any employee, other than in the ordinary course of business;

(vi)          Ibis has not amended, modified, or terminated any Plan;

(vii)         Ibis has not entered into any transaction with any of its directors, officers, employees or Affiliates, except for transactions with its employees in the ordinary course of business;

(viii)        Neither Ibis nor Isis has licensed, sublicensed, allowed any Encumbrance to exist on, abandoned, or permitted to lapse any Business IP or, except in the ordinary course of business, disclosed any Confidential Information of Ibis or the Business to any Person (other than AMI and AMI’s Representatives);

(ix)          Ibis has not made a change in its accounting methods; and

(x)           Ibis has not committed in any binding manner to any of the foregoing.

(v)    Brokers’ Fees.  There are no brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement made by or on behalf of Isis or Ibis.  To the extent there are any brokerage commissions, finders’ fees or similar compensation due in connection with the transactions contemplated by the Transaction Documents under [***] Isis shall be solely liable for any and all such amounts.

(w)   Leased Real Property.

(i)            Ibis does not own any real property and the ownership of any real property is not necessary for the operation of the Business.  Ibis does not lease, sublease, license or otherwise grant any Person the right to use any real property.  Neither Isis nor any of its Affiliates leases, subleases, licenses or occupies any real property used or occupied by, or necessary for the operation or conduct of, the Business.

(ii)           Schedule 3.1(w)(ii) sets forth the names of the lessor and lessee, the address of each parcel of real property used by Ibis (collectively, the “Leased Real Property”), and a list of all leases, subleases, licenses and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property.  None of the Leases is a ground lease.  Ibis and Isis have delivered to AMI a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Ibis does not own any structures, improvements or fixtures located on any Leased Real Property (collectively, “Leasehold Improvements”) and no Leasehold Improvements other than those provided to Ibis under the Corporate Services Agreement are material to the operation of the Business.

(iii)         Each such Lease is legal, valid, binding, enforceable and in full force and effect.

(iv)          Neither Ibis nor, to Isis’ or Ibis’ Knowledge, any other party to a Lease is in breach or default under such Lease, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and neither Ibis nor Isis has received notice that the Leased Real Property is in violation of any Applicable Law.

(v)            No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.  Neither Ibis nor any other Person owes any brokerage commissions, finder’s fees, free rent or allowances with respect to such Lease.

(x)   Contracts.

(i)            Schedule 3.1(x)(i) lists the following Contracts relating to the Business or to which Ibis is a party:  (A) Contract for the employment of any officer, individual employee, or other Person on a full-time, part-time, consulting, or other basis or Contract relating to loans to officers, directors, employees or Affiliates; (B) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging, or otherwise placing an Encumbrance on assets or Capital Stock of Ibis; (C) lease or agreement under which Ibis is the lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease or agreement for real or personal property under which the aggregate annual consideration is less than or equal to $25,000; (D) lease or agreement under which Ibis is the lessor of or permits any Person to hold or operate any property, real or personal, owned or controlled by Ibis; (E) distribution or franchise agreement; (F) agreement with a term of more than six months and (1) which is not terminable by Ibis upon less than 90 days’ notice without penalty or (2) which involves aggregate annual consideration in excess of $25,000; (G) agreements relating to ownership of or investments in any business or enterprise, including joint ventures and minority equity investments; (H) Contract prohibiting it from freely engaging in any business or competing anywhere in the world; (I) except as otherwise disclosed on Schedule 3.1(x)(i) any other Contract or group of related Contracts with the same party or group of affiliated parties that involves aggregate annual consideration from or to Ibis in excess of $100,000; or (J) any Contract that is otherwise material to Ibis and/or the Business, including, without limitation, any IP Contract or Government Contract, whether or not entered into in the ordinary course of business and whether or not performance thereunder has been completed.  All of the Contracts and other similar arrangements set forth on or required to be set forth on Schedule 3.1(x)(i) (the “Ibis Contracts”).

(ii)           All of the Ibis Contracts are valid, binding, enforceable and in full force and effect, and the Financing will not cause such Contracts to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.  Each of Isis or Ibis, as applicable, and, to Isis’ or Ibis’ Knowledge, each counterparty thereto has performed all material obligations required to be performed by it and is not in default under or in breach of or in receipt of any claim of default or breach under any Ibis Contract.  No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by either Ibis or Isis or, to Isis’ or Ibis’ Knowledge, any other party under any such Ibis Contract.  Neither Isis nor Ibis has received notice of the intention of any party to cancel or terminate any Ibis Contract and, to Isis’ or Ibis’ Knowledge, there has not been any breach or anticipated breach by the other parties to any such Ibis Contract.

(iii)         Isis has provided AMI with a true and correct copy of all Ibis Contracts in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on Schedule 3.1(x)(i)).  Schedule 3.1(x)(i) contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

(y)   Insurance.  Schedule 3.1(y) attached hereto lists and briefly describes each insurance policy maintained by Ibis or Isis with respect to the Business (the “Insurance Policies”), together with a claims history for the past five (5) years for Ibis and, with respect to the Business, Isis.  All of the Insurance Policies are in full force and effect, and neither Ibis nor Isis with respect to the Business is in default with respect to its obligations under any such insurance policy and neither Ibis nor Isis, with respect to the Business has been denied insurance coverage.  Neither Ibis nor Isis, with respect to the Business has any self-insurance or co-insurance programs.

(z)   Customers and Suppliers. Schedule 3.1(z) accurately sets forth a list of the Business’ top ten customers by revenue for the fiscal year ended December 31, 2006 and the nine month period ended September 30, 2007.  Except as set forth on Schedule 3.1(z), neither Isis nor Ibis has received any indication from any material customer of the Business or any Governmental Authority to the effect that, and neither Isis nor Ibis has any reason to believe that, such customer or Governmental Authority will in the future stop, or materially decrease the rate of buying products or services from the Business.  Schedule 3.1(z) also accurately sets forth a list of the Business’ top ten suppliers by dollar amount for the nine month period ended September 30, 2007.  Except as set forth on Schedule 3.1(z), neither Isis nor Ibis has received any indication from any material supplier of the Business to the effect that, and neither Isis nor Ibis has any reason to believe that, such supplier will stop or materially decrease the rate of providing products or services to the Business and its customers.  Neither Isis nor Ibis is involved in any material dispute with any customer or supplier of or to the Business.

(aa)         No Material Adverse Effect.  Since September 30, 2007, there has been no Material Adverse Effect.

(bb)         Names and Locations.  During the five-year period prior to the date hereof, neither Ibis nor the Business has used any name or names under which it has invoiced account debtors or maintained records concerning the assets used in the operation of the Business, other than Ibis Biosciences, Inc. and all of the assets used in the operation of the Business are located at the Leased Real Property.

(cc)         Directors, Officers and Bank Accounts.  Schedule 3.1(cc) (i) sets forth a true and correct list of the directors and officers of Ibis and the title of each such officer.  Schedule 3.1(cc) (ii) lists all of Ibis’ bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto).

(dd)         Regulatory Filings.  Ibis and Isis have made available for inspection by AMI all material registrations, filings or submissions made with any Regulatory Authority or the SEC, and reports of audits ever issued by any Governmental Authority made by or with respect to Ibis or the Business.  Ibis or Isis has timely filed, or caused to be timely filed, all material reports, statements, documents, registrations, filings or submissions required to be filed by Ibis or the Business with any Governmental Authority in connection with the operation of Ibis or the Business.  All such registrations, filings and submissions are in material compliance in all respects with all Laws when filed or as amended or supplemented, and no deficiencies have been asserted by any such Governmental Authority with respect to such registrations, filings or submissions.

(ee)         Disclosure.  None of the Investment Documents, nor any of the Schedules delivered in connection herewith or therewith, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.  To Isis’ or Ibis’ Knowledge, there is no event, circumstance or other fact which Isis or Ibis has not disclosed to AMI in writing which has had or would reasonably be expected to have a Material Adverse Effect.

3.2  Representations and Warranties of AMI.  AMI hereby represents and warrants to Ibis and Isis as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of Ibis and Isis set forth in this Master Agreement):

(a)   Power and Authority.  AMI has the power, authority and the legal right to enter into this Master Agreement, the Call Option Agreement and the Investor Rights Agreement and to perform its obligations hereunder and thereunder, and it has taken all necessary action required to authorize the execution and delivery of each such agreement and the performance of its obligations hereunder and thereunder.

(b)   Enforceability. Each of this Master Agreement, the Call Option Agreement and the Investor Rights Agreement has been duly executed and delivered on behalf of AMI and constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other Laws of general application affecting the enforcement of creditor rights.

(c)   Governmental Authority; Consents.  All necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by AMI in connection with the execution and delivery of this Master Agreement, the Call Option Agreement and the Investor Rights Agreement and the performance of its obligations hereunder and thereunder have been obtained.

(d)   No Conflicts.  The execution and delivery of this Master Agreement, the Call Option Agreement and the Investor Rights Agreement by AMI and the performance of its obligations hereunder and thereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of its certificate of incorporation or bylaws and (ii) do not require any notice, conflict with, violate, or breach or constitute a default or require any consent not already obtained or give rise to any termination or acceleration right under, any contractual obligation by which such Party is bound.

(e)   Due Organization; Qualification.  AMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Master Agreement, the Call Option Agreement and the Investor Rights Agreement and to perform its obligations hereunder and thereunder.

(f)    Investment Representations.  AMI understands that the Shares have not been registered under the Securities Act.  AMI also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon AMI’s representations contained in this Master Agreement.  AMI hereby represents and warrants as follows:

(i)            AMI Bears Economic Risk.  AMI may be required to bear the economic risk of its investment in the Shares indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.  AMI understands that Ibis has no present intention of registering the Shares or any shares of its Capital Stock.  AMI also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow AMI to Transfer all or any portion of the Shares under the circumstances, in the amounts or at the times AMI might propose.

(ii)           Acquisition for Own Account.  AMI is acquiring the Shares for AMI’s own account for investment only, and not with a view towards their distribution.

(iii)         Accredited Investor.  AMI represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(iv)          Ibis Information.  Ibis and Isis have given AMI an opportunity to discuss Ibis’ business, management and financial affairs with directors, officers and management of Ibis and AMI has had an opportunity to review Ibis’ operations and facilities.

(v)            Rule 144.  AMI acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  AMI has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Ibis, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g)   Transfer Restrictions.  AMI acknowledges and agrees that the Shares are subject to restrictions on Transfer as set forth in the Investor Rights Agreement.

(h)   Legends.  AMI understands and agrees that the certificates evidencing the Shares, or any other Capital Stock issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, will bear the legends required by the Investor Rights Agreement, including legends relating to restrictions on Transfer under federal and state securities Laws and legends required under applicable state securities Laws.

SECTION 4. [RESERVED.]

SECTION 5. CONFIDENTIALITY; NOTICE OF DEVELOPMENTS.

5.1  Disclosure and Use Restriction.  Each Party agrees that for a period of three (3) years after the date hereof, a Party (the “Receiving Party”) receiving or that has received Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain and cause its Representatives to maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence other proprietary information of similar kind and value, (b) not disclose such Confidential Information except to the Receiving Party’s employees or Affiliates having a need-to-know such Confidential Information solely for purposes of performing the Receiving Party’s obligations under the Investment Documents, (c) not disclose such Confidential Information to any Person without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by the Investment Documents, and (d) not use such Confidential Information for any purpose except those expressly permitted by the Investment Documents.  Notwithstanding the foregoing, the provisions of this Section 5.1, Section 5.2 and Section 5.3 shall terminate and be of no further force or effect from and after the Acquisition Closing.  The Letter Agreement by and between Isis and Abbott, dated as of November 8, 2007 shall terminate and be of no further force and effect upon the Financing Closing; provided that any Confidential Information of any Party disclosed prior to the Financing Closing shall be governed by the terms hereof.  Upon AMI’s request Isis will return or destroy (and certify to AMI any such destruction) all Confidential Information of AMI or its Affiliates and upon Isis’ request, AMI will return or destroy (and certify to Isis any such destruction) all Confidential Information of Isis that is not Confidential Information of Ibis; provided, that AMI may retain one (1) copy of Isis’ Confidential Information in Abbott’s confidential files.  In addition, after the expiration of the Call Period, upon Isis’ or Ibis’ written request, AMI will return or destroy (and certify to Isis and Ibis any such return or destruction) all Confidential Information of Ibis; provided, that AMI may retain one (1) copy of Ibis’ Confidential Information in Abbott’s confidential files.

5.2  Authorized Disclosure.  To the extent (and only to the extent) that it is reasonably necessary, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)   defending litigation related to the Confidential Information to be disclosed;

(b)   complying with Applicable Laws (including, without limitation, the rules and regulations of the SEC or any national securities exchange, and compliance with Tax Laws) and with judicial process; and

(c)   disclosure, in connection with the performance of the Investment Documents and solely on a need-to-know basis, to employees or independent contractors (including without limitation consultants and clinical investigators), each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in Section 5.1, this Section 5.2 and Section 5.3; provided, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential

Information pursuant to this Section 5.2 to treat such Confidential Information as required under Section 5.1, this Section 5.2 and Section 5.3.

5.3  Effect of Authorized Disclosure.  If and whenever any Confidential Information is disclosed in accordance with Section 5.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Master Agreement).  Except as prohibited by Law, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) or (b) of Section 5.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem appropriate to protect the confidentiality of the information.  In addition, in the event any Party proposes to file with any Governmental Authority a Transaction Document including, without limitation, as an exhibit to a registration statement, periodic report, or current report, the Party proposing to make such filing will notify the other Parties of such intention and will work in good faith with the other Parties to obtain confidential treatment of any material terms of the Transaction Documents that such other Parties request be kept confidential (except to the extent advised by counsel or such Governmental Authority that confidential treatment is not available for such information).

5.4  Terms of Agreement.  The existence and the terms and conditions of the Transaction Documents that the Parties have not specifically agreed to disclose pursuant to Section 5.2 or Section 5.7 will be considered Confidential Information of both Parties.  AMI and, subject to the terms of Section 5.5, Isis may disclose such terms to a bona fide potential investor, investment banker, acquirer, merger partner or other potential business partner of AMI or Isis, respectively, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

5.5  Exclusivity.  During the Call Period or, if AMI exercises the Call Option, until the Acquisition Closing, neither Isis nor Ibis nor any of their respective Affiliates shall (and each shall (i) cause its Representatives and (ii) instruct its investment bankers, attorneys and accountants not to), directly or indirectly, encourage, solicit, approve or recommend or participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than AMI and its Representatives) concerning any Purchase Offer.

Isis shall promptly, but in any event within [***] [***], notify AMI of the existence of any [***] received by Ibis or Isis or their respective Representatives regarding any [***] and Ibis and Isis shall promptly, but in any event within [***], communicate to AMI the [***] which they may receive (and will immediately provide to AMI [***].  Ibis and Isis shall promptly provide to AMI any non-public information provided to any other Person by or on behalf of Ibis or Isis in connection with [***].

5.6  Injunctive Relief.  The Parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Section 5 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party may be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 5.

5.7  Press Release; Public Disclosure. Upon execution of this Master Agreement, Isis will issue the mutually agreed upon press release, attached hereto as Exhibit E, announcing the consummation of the transactions contemplated hereby.  Each Party agrees not to issue any other press release or other public statement relating to or make any public filing with respect to the Transaction Documents or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.  Each Party agrees to provide to the other Party a copy of any public announcement or public filing regarding the Transaction Documents or the subject matter thereof as far in advance as practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, each Party will provide the other with an advance copy of any such announcement at least [***] prior to its scheduled release.  The contents of any announcement or filing or similar publicity which has been reviewed, approved and released by the reviewing Party may be re-released by either Party without a requirement for advance notice or re-approval.

5.8  Notice of Developments.  During the Call Period, Isis shall promptly (once Isis or Ibis obtains Knowledge thereof), but in any event within [***] of such Knowledge, inform AMI in writing of:

(i)            any Material Adverse Effect;

(ii)           any material inaccuracy in or breach of any representation or warranty of Ibis or Isis made herein which Isis or Ibis acquire Knowledge of after the date hereof.

No such disclosure by Ibis or Isis pursuant to this Section 5.8, however, shall be deemed to limit or otherwise affect the liability of Ibis and Isis under Section 7.2(a).

SECTION 6. [RESERVED.]

SECTION 7. ADDITIONAL AGREEMENTS.

7.1  Survival.  Except as expressly provided otherwise herein, the covenants in this Master Agreement shall survive the Financing Closing indefinitely. The representations and warranties in this Master Agreement shall survive the Financing Closing as follows:

(a)   the Fundamental Isis Representations and Fundamental AMI Representations shall terminate on [***];

(b)   the representations and warranties in Section 3.1(l) (Intellectual Property) shall terminate on the earlier of (i) the [***]-year anniversary of the Closing Date and (ii) the Acquisition Closing; and

(c)   all other representations and warranties in this Master Agreement shall terminate on the earlier of (i) the [***]-year anniversary of the Closing Date and (ii) the Acquisition Closing.

Notwithstanding the foregoing, claims for indemnification pursuant to Section 7.2 as to which the Indemnified Party has given the Indemnifying Party proper notice pursuant to Section 8.8 prior to the expiration of the applicable survival period shall survive such expiration until such claims are resolved by written agreement of the Parties or by order of a court of competent jurisdiction.

7.2  Indemnification.

(a)   Ibis and Isis shall jointly and severally indemnify, defend and hold harmless AMI, its officers, directors, shareholders, employees, representatives, agents and Affiliates (collectively, the “AMI Group”) against any Losses which any of them may suffer, sustain, or become subject to, as a result of:

(i)            the breach of any representation or warranty made by Ibis or Isis in the Investment Documents or in any certificate delivered by Isis or Ibis pursuant hereto or thereto; and

(ii)           the breach of any covenant or agreement made by Ibis or Isis in the Investment Documents or in any certificate delivered by Isis or Ibis pursuant hereto or thereto.

(b)   AMI shall indemnify, defend and hold harmless Ibis and Isis, their respective officers, directors, shareholders, employees and Affiliates (the “Seller Group”) against any Losses which any of them may suffer, sustain or become subject to, as the result of:

(iii)         the breach of any representation or warranty made by AMI in the Investment Documents or in any certificate delivered by AMI pursuant hereto or thereto; and

(iv)          the breach of any covenant or agreement made by AMI in the Investment Documents or in any certificate delivered by AMI pursuant hereto or thereto.

(c)   If any third party shall notify any Party to this Master Agreement (the “Indemnified Party”) of any matter which may give rise to a claim (a “Third Party Claim”) for indemnification against any other Party to this Master Agreement (the “Indemnifying Party”) under this Section 7.2, then the Indemnified Party shall notify the Indemnifying Party thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have actually materially prejudiced the Indemnifying Party.  Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party shall defend against the matter in any manner it reasonably may deem appropriate.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to participate in such defense if the claim in which the Indemnifying Party seeks to participate (i) seeks non-monetary relief that does not seek to obtain a license or other access to, restrict the scope of, or adversely affect the enforceability of, any Business IP or Intellectual Property controlled by the Indemnifying Party, (ii) involves criminal allegations against an Indemnified Party or (iii) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  The Indemnifying Party may, at its sole cost and expense, participate in the defense of such Claim with co-counsel of its choice.  The Indemnified Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d)   None of the AMI Group or the Seller Group shall be entitled to recover any Losses relating to any matter arising under one provision of this Master Agreement to the extent that any such Person has already recovered Losses with respect to such matter pursuant to other provisions of this Master Agreement or the Acquisition Agreement.

(e)   In determining the amount of any Loss arising from the breach of any representation, warranty, covenant or agreement hereunder, any materiality, Material Adverse Effect, or similar qualification contained therein shall be disregarded.

(f)    Indemnification for each Loss for which an Indemnifying Party, but for this Section 7.2(f), would be liable under Section 7.2(a) or Section 7.2(b) shall be reduced by the amount of any insurance proceeds actually paid to any member of the AMI Group or the Seller Group, as the case may be, by any unaffiliated third party with respect to such Loss, in each case net of any Losses incurred by any member of the AMI Group or the Seller Group as the case may be in collecting such proceeds or payments; provided that this Section 7.2(f) shall not limit in any respect the right of any member of the AMI Group or the Seller Group, as the case may be, to pursue indemnification from an Indemnifying Party hereunder or from recovering for any Loss not reduced to zero pursuant to this Section 7.2(f).  Nothing contained herein shall be deemed to cause any amounts for which a member of the AMI Group or the Seller Group, as the case may be, would ultimately be responsible, as a result of deductibles, self-insurance, indemnification of insurers, caps or similar items or arrangements, to not be subject to indemnification as “Losses” hereunder.

(g)   For Tax purposes, the parties agree to treat all payments made under this Section 7.2 as adjustments to the Share Purchase Price.

7.3  Affirmative Covenants of Ibis and Isis.

(a)   Due Diligence.  During the Call Period or, if AMI exercises the Call Option, until the Acquisition Closing (i) AMI shall have the right to conduct a legal, business, operational and financial review of the Business in accordance with a reasonable procedure to be agreed upon by the Parties in good faith and designed to limit disruptions to the operations of Ibis and Isis and (ii) Ibis and Isis shall cooperate with AMI in performing such review, including, without limitation, providing reasonable access to its records, Representatives and properties during normal business hours; provided that Isis and Ibis may limit AMI’s access with respect to each of the foregoing to the extent necessary to comply with Applicable Law.

(b)   Ordinary Course.  As long as AMI or any of its Affiliates hold at least [***] Shares or Additional Shares (subject to adjustment for any stock dividends, combinations, splits, recapitalization and the like with respect to such Shares or Additional Shares after the issuance thereof), Ibis shall and Isis shall cause Ibis to (i) conduct the Business only in the ordinary course (ii) use commercially reasonable efforts to keep Ibis’ business organization and properties intact, including Ibis’ business operations, physical facilities, working conditions, executives and key employees and Ibis’ and the Business’ relationships with consultants, independent contractors, lessors, licensors, suppliers, customers, carriers, and others having business relations with Ibis or the Business (iii) use commercially reasonable efforts to keep in full force and effect and maintain in good repair, order and condition, Ibis’ organizational existence and all of its and the Business’ assets, Contracts, rights, franchises, and Business IP and use commercially reasonable efforts to cause Ibis’ and the Business’ current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse.  Notwithstanding anything in the foregoing to the contrary, nothing in this Section 7.3(b) shall (A) prohibit or limit an Initial Offering, (B) after the Call Option Expiration Date, prohibit or limit a Change of Control of Ibis in compliance with the terms of the Investor Rights Agreement or (C) require any additional investment by Isis in Ibis.

(c)   Consolidation of Ibis and Isis. Unless the provisions of the Code pertaining to filing Tax Returns as a consolidated group are amended prior to the Acquisition Closing, Ibis and Isis will file a consolidated Tax Return in lieu of separate Tax Returns with respect to income Tax imposed by Chapter 1 of the Code for the Tax year beginning January 1, 2007 through and including the Acquisition Closing.  In the event of an Internal Revenue Service audit of Isis arising out or related to the consolidation of Ibis and Isis in such consolidated Tax Return, Isis will promptly (but in any event within [***] [***]) notify AMI of such audit and allow AMI to participate and advise Ibis and Isis in connection with such audit.  Upon the Acquisition Closing, this provision will be superseded by Section 8.12 of the Acquisition Agreement.

7.4  Negative Covenants of Ibis and Isis.  Until the earlier of (i) the expiration of the Call Period and (ii) the execution of the Acquisition Agreement,  Ibis shall not and, with respect to Ibis and the Business, Isis shall not and shall cause Ibis not to:

(a)   amend or waive any provision of Ibis’ Certificate of Incorporation;

(b)   take any action that would reasonably be expected to adversely affect the rights, preferences or privileges of the Shares or Additional Shares;

(c)   take any action by written stockholder consent of Ibis without at least [***] prior written notice to AMI;

(d)   redeem, repurchase, pay or declare dividends or other distributions with respect to any Capital Stock of Ibis;

(e)   issue any Capital Stock of Ibis or any rights to acquire Capital Stock of Ibis;

(f)    authorize or designate, whether by reclassification or otherwise, any new class or series of Capital Stock of Ibis or any increase in the authorized or designated number of any class or series of Capital Stock of Ibis;

(g)   enter into any transaction of merger, consolidation or sale of control, or liquidate, reorganize, recapitalize, wind up or dissolve Ibis, or transfer any portion of Ibis’ properties, assets or business other than transfers of inventory in the ordinary course of business;

(h)   sell, transfer, assign, license or sublicense, or allow any Encumbrance on any Business IP other than (i) rights of the U.S. federal government in Intellectual Property pursuant to the Government Contracts set forth on Schedule 3.1(l)(iii) or new Government Contracts entered into in the ordinary course of business and (ii) end user license agreements related to the Software embodied in the T5000 Biosensor Systems that are issued in the ordinary course of business solely to purchasers of T5000 Biosensor Systems;

(i)    abandon or permit to lapse any Business IP other than patents expiring at the end of their statutory terms (and not as a result of any act or omission by either Ibis or Isis, including, without limitation, a failure to pay any required maintenance fees) and limitations to the scope of claims of any pending patent application made during the ordinary course of prosecuting such pending patent applications;

(j)    disclose any Confidential Information of the Business to any Person (other than AMI and its Representatives) other than in the ordinary course of business;

(k)   create, incur, guarantee, assume, or be liable for any Indebtedness, other than Permitted Indebtedness in the ordinary course of business;

(l)    subject any tangible asset of the Business to any Encumbrance, other than Permitted Encumbrances in the ordinary course of business and rights of the U.S. federal government in certain equipment purchased using government funds pursuant to (i) the Government Contracts set forth on Schedule 3.1(l)(iii) or (ii) new Government Contracts entered into in the ordinary course of business;

(m)  (i) make any loan to or enter into any transaction with any officer, employee, partner or Affiliate, (ii) increase any officer’s, employee’s or partner’s compensation outside the ordinary course of business, (iii) increase or accelerate any benefit, vesting schedule, obligation, subsidy or similar feature under any Plan outside the ordinary course of business, (iv) establish any Plan (except for the Permitted Employee Compensation Plan as contemplated by this Master Agreement), (v) amend any Plan outside the ordinary course of business or commence making contributions to any multiemployer plan, or (vi) cause the number of full-time equivalent employees of Ibis (not including temporary employees) to exceed [***] in the aggregate or to be less than [***] in the aggregate;

(n)   make any acquisition, by means of merger, consolidation or otherwise, or any disposition, of assets or Capital Stock of any other Person;

(o)   make any loans or capital contributions to, or investments in, any other Person, except advances to employees for reasonable expenses incurred in the ordinary course of business;

(p)   enter into any strategic alliance or joint venture;

(q)   enter into any joint marketing arrangement or agreement outside the ordinary course of business;

(r)   materially delay or defer maintenance or repairs on any of Ibis’ assets;

(s)   waive or release any material Claim of Ibis;

(t)    increase or decrease marketing or promotional spending in any material respect from the rates established in the anticipated 2008 Budget;

(u)   except as otherwise contemplated by this Agreement, pay, discharge, settle or satisfy any Claim, liability or obligation or litigation (whether or not commenced prior to the date of this Agreement) outside the ordinary course of business;

(v)    take any other action which would reasonably be expected to interfere with, impede or materially delay the transactions contemplated by the Transaction Documents or dilute the benefits thereof to AMI and its Affiliates; or

(w)   commit, or enter into any agreement to do, any of the foregoing.

7.5  No Solicitation of AMI Employees.  Until (a) the execution of the Acquisition Agreement (it being understood that if the Acquisition Closing does not occur, then until the date provided for in clause (b)) or (b) if the Call Option expires or terminates, the date that is [***] years following the Call Option Expiration Date (the applicable period, the “Nonsolicitation Period”), neither Isis nor Ibis shall and neither shall permit any of their respective Representatives to directly or indirectly (i) without the prior written consent of AMI, induce or attempt to induce any employee of AMI or any member of the Abbott Transaction Team to leave the employ of AMI or the applicable Abbott Affiliate, or in any way interfere with the relationship between AMI or the applicable Abbott Affiliates and any employee of AMI or any member of the Abbott Transaction Team, or Known consultant or independent contractor thereof or (ii) without the prior written consent of AMI, hire directly or through another entity any employee of AMI or any member of the Abbott Transaction Team or any Person who was an employee of AMI or a member of the Abbott Transaction Team who was employed by Abbott or any of its Affiliates during the [***] months prior to the date of such hiring, in each case to work for Isis or Ibis.

7.6  No Solicitation of Ibis or Isis Employees.  During the Nonsolicitation Period, AMI and its Affiliates will cause AMI and the members of the Abbott Transaction Team not to, directly or indirectly, (i) without the prior written consent of Isis or Ibis (as the case may be), induce or attempt to induce any employee of Isis or Ibis to leave the employ of Isis or Ibis, or in any way interfere with the relationship between Isis or Ibis and any of their respective employees, or Known consultant or independent contractor thereof or (ii) without the prior written consent of Isis or Ibis (as the case may be), hire directly or through another entity any employee of Isis or Ibis or any Person who was an employee of Isis or Ibis who was employed by Isis or Ibis during the [***] months prior to the date of such hiring, in each case to work for AMI.

7.7  No Solicitation of Ibis Employees.  During the Call Period, Isis shall not and shall not permit any of its Representatives to directly or indirectly (i) without the prior written consent of AMI, induce or attempt to induce any employee of Ibis to leave the employ of Ibis, or in any way interfere with the relationship between Ibis and any employee, consultant or independent contractor thereof, or (ii) without the prior written consent of AMI, hire directly or through another entity any employee of Ibis or any Person who was an employee of Ibis during the [***] months prior to the date of such hiring.

For purposes of Sections 7.5, 7.6 and 7.7, “recruit,” “solicit” or “induce” shall not be deemed to mean (i) circumstances where an employee, consultant or independent contractor or former employee, consultant or independent contractor initiates contact with a Party with regard to possible employment, or (ii) general solicitations of employment not specifically targeted at specific employees of a Party, including responses to general advertisements.

Notwithstanding anything in Sections 7.5, 7.6 or 7.7, to the contrary, if at any time a court holds that the restrictions stated in Sections 7.5, 7.6 or 7.7 or any part of any of the foregoing are unreasonable or otherwise unenforceable under circumstances then existing, the Parties hereby agree that the maximum period, scope or geographical area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.  The Parties acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of Sections 7.5, 7.6 or 7.7 and that, in such event, any Party or its successors or assigns may, in addition to any other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the provisions of Sections 7.5, 7.6 or 7.7 (including, if the court so determines, the extension of the Nonsolicitation Period by a period equal to the length of court proceedings necessary to stop such violation).  Any injunction shall be available without the posting of any bond or other security.  In the event of an alleged breach or violation by any Party or any of their respective Representatives of any of the provisions of Sections 7.5, 7.6 or 7.7, the Nonsolicitation Period will be tolled until such alleged breach or violation is resolved.  The Parties agree that the restrictions contained in Sections 7.5, 7.6 and 7.7 are reasonable in all respects.

SECTION 8. MISCELLANEOUS.

8.1  Governing Law; Alternative Dispute Resolution Procedure.  This Master Agreement will be governed by and construed under the laws of the State of Delaware in all respects, without giving effect to any conflict of law principles thereof.  The Parties recognize that from time to time a dispute may arise relating to a Party’s rights or obligations under this Master Agreement or the other Transaction Documents.  The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in Exhibit D the result of which shall be binding upon the Parties.

8.2  Successors and Assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that (i) AMI may (x) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (y) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases AMI nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (z) assign any or all of its rights and interests hereunder in connection with a Change of Control of AMI and (ii) Isis may assign its rights and obligations in connection with a Change of Control of Isis if such Transfer involves all of the Capital Stock of Ibis that is owned by Isis and the surviving or acquiring entity assumes all of Isis’ obligations under the Investment Documents.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and be enforceable by the Parties and their respective successors, assigns, heirs, executors and administrators.

8.3  Entire Agreement; Exhibits and Schedules.

(a)   This Master Agreement, the Exhibits and Schedules hereto, the Transaction Documents and the other documents delivered pursuant hereto or referred to herein constitute the full and entire understanding and agreement between the Parties with regard to the subject hereof and no party will be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein or therein.

(b)   The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  The Parties acknowledge and agree that (i) the Disclosure Schedules are arranged in sections corresponding to the sections and paragraphs of this Master Agreement and shall qualify the specifically referenced corresponding representations and warranties of the Parties contained in this Agreement, (ii) to the extent this Master Agreement requires disclosure of any matter, such matter disclosed pursuant to one provision, subprovision, section or subsection of the Disclosure Schedules shall be deemed disclosed only to the extent actually disclosed with respect to the specific provision, subprovision, section or subsection of the Disclosure Schedule that it is actually disclosed pursuant to; and (iii) section numbers and titles inserted in the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express description of such sections of the Disclosure Schedules as set forth in this Master Agreement.  Information set forth in each section of the Disclosure Schedules specifically refers to the section of this Master Agreement to which such information is responsive, and such information shall not be deemed to have been disclosed with respect to any statement made in any other section of this Master Agreement.  Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meanings ascribed to such terms in this Master Agreement.

8.4  No Third Party Beneficiaries.  This Master Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.5  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6  Amendment and Waiver. This Master Agreement may be amended or modified, and the rights and obligations of the Parties under this Master Agreement may be waived, only upon the written consent of each Party.  The other Investment Documents may only be amended as specifically set forth therein.

8.7  Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under an Investment Document or Ibis’ Certificate of Incorporation, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under an Investment Document or Ibis’ Certificate of Incorporation or any waiver on such Party’s part of any provisions or conditions of an Investment Document, or Ibis’ Certificate of Incorporation must be in writing and will be effective only to the extent specifically set forth in such writing.  All remedies, either under an Investment Document, Ibis’ Certificate of Incorporation, bylaw, or otherwise afforded to any Party, will be cumulative and not alternative.

8.8  Notices.  All notices or other communications that are required or permitted under an Investment Document will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Ibis, to:

Ibis Biosciences Inc.
1896 Rutherford Road
Carlsbad, CA  92008
Attention:   President
Facsimile: (760) 603-4653

If to Isis, to:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA  92008
Attention: Chief Financial Officer
Facsimile: (760) 603-4650

with a copy to:

Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA  92008
Attention:  General Counsel
Facsimile: (760) 268-4922

If to AMI, to:

Abbott Laboratories
Corporate Transactions and Medical Products Legal Operations
Dept. 322, Bldg. AP6A
100 Abbott Park Road
Abbott Park, IL  60064-6010
Attention:  Vice President and Associate General Counsel
Facsimile: (847) 938-1206

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL  60601
Attention:  R. Scott Falk, P.C.
                    R. Henry Kleeman
Facsimile:  (312) 861-2200

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered on a Business Day, if personally delivered or sent by facsimile or other electronic means (subject to confirmation of such delivery), on such Business Day, (ii) when delivered other than on a Business Day, if personally delivered or sent by facsimile or other electronic means (subject to confirmation of such delivery), on the first Business Day after dispatch, (iii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iv) on the third Business Day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 8.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Master Agreement.

8.9          Expenses.  Each Party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Master Agreement and the other Transaction Documents.

8.10        Titles and Subtitles.  The titles of the sections and subsections of this Master Agreement are for convenience of reference only and are not to be considered in construing this Master Agreement.

8.11        Counterparts.  This Master Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.  This Master Agreement and any signed agreement or instrument entered into in connection with this Master Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

8.12        Construction.  The Parties acknowledge and agree that they have been represented by counsel during the negotiation, preparation and execution of this Master Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  When the context so requires the word “or” when used herein shall mean “and/or.”  All pronouns contained herein, and any variations thereof, will be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the Parties hereto may require.  Other than with respect to Section 2 and the preamble to Section 3.1, the words, “provided to,” “delivered” or “made available” or words of similar import when used in this Master Agreement to refer to obligations of Isis and/or Ibis to “provide,” “deliver” or “make available” materials to AMI will mean “made available in the online dataroom maintained by Isis at [***] by 12:00 p.m. Pacific time on or before January 23, 2008.”

8.13        No Other Compensation.

The Parties hereby agree that the terms of the Investment Documents fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Isis or Ibis to AMI or Abbott and by AMI or Abbott to Isis or Ibis in connection with the transactions contemplated herein and therein. Except pursuant to the Permitted Employee Compensation Plan, no Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any employee of any other Party, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated in the Transaction Documents.

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*************

IN WITNESS WHEREOF, the parties hereto have executed this STRATEGIC ALLIANCE MASTER AGREEMENT as of the date set forth in the first paragraph hereof.

ISIS PHARMACEUTICALS, INC.

Signature:	/s/ B. Lynne Parshall

Print Name:	B. Lynne Parshall

Title:	COO & CFO

Address:

IBIS BIOSCIENCES, INC.

Signature:	/s/ Michael J Treble

Print Name:	Michael J Treble

Title:	President

Address:

ABBOTT MOLECULAR INC.

Signature:	/s/ Stafford O’Kelly

Print Name:	Stafford O’Kelly

Title:	President

Address:

SIGNATURE PAGE TO STRATEGIC ALLIANCE MASTER AGREEMENT

LIST OF EXHIBITS

Investor Rights Agreement	Exhibit A

Call Option Agreement	Exhibit B

Terms of Permitted Employee Compensation Plan	Exhibit C

Alternative Dispute Resolution Procedures	Exhibit D

Press Release	Exhibit E

EXECUTION VERSION

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

BY AND AMONG

ISIS PHARMACEUTICALS, INC.,

IBIS BIOSCIENCES, INC.

AND

ABBOTT MOLECULAR INC.

January 30, 2008

A-i

5.6	Amendment and Waiver	21
5.7	Termination	21
5.8	Notices	21
5.9	Construction	21
5.10	Expenses	21
5.11	Entire Agreement	21
5.12	Titles and Subtitles	21
5.13	Delays or Omissions	22

A-ii

IBIS BIOSCIENCES, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of January, 2008, by and among Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”), Ibis Biosciences, Inc., a Delaware corporation (“Ibis”), and Abbott Molecular Inc., a Delaware corporation (“AMI”).  Isis, Ibis and AMI are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, AMI, Isis and Ibis have formed a strategic alliance pursuant to the Strategic Alliance Master Agreement, of even date herewith (the “Master Agreement”);

WHEREAS, pursuant to the Master Agreement, AMI is purchasing the Shares and may, in its sole discretion, subscribe for and purchase the Additional Shares pursuant to the Call Option Agreement and the Stock Subscription Agreement;

WHEREAS, the execution and delivery of this Agreement by Isis and Ibis is a material inducement to AMI to enter into the Master Agreement and the other Transaction Documents; and

WHEREAS, in connection with the consummation of the Financing, the Parties desire to enter into this Agreement in order to grant registration, information, protective and other rights to AMI as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, and covenants set forth herein and in the Master Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             General.

1.1          Definitions.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Master Agreement.  In addition to terms defined elsewhere herein and in the Master Agreement, the following terms when used in this Agreement have the following meanings:

(a)           “Additional Shares” means 114,250 shares of Common Stock that may be acquired by AMI from Ibis in AMI’s sole discretion prior to 5:00 p.m. (Pacific Time) on the Cut-Off Date pursuant to the Call Option Agreement and the Stock Subscription Agreement, as may be held from time to time by AMI and its permitted assigns, which, together with the Shares, will represent approximately 18.6% of the issued and outstanding Common Stock at the time of such issuance.

(b)           “Change of Control” means, with respect to any Person, the occurrence of (i) any consolidation or merger of such Person with or into any other Person, or any other corporate reorganization or transaction (including the acquisition of Capital Stock of such Person (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock)), whether or not such Person is a party thereto, in which the stockholders or equity-holders of such Person or other Persons controlling such Person immediately prior to such consolidation, merger, reorganization or transaction, own Capital Stock either (A) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of such Person or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or equivalent governing body of such Person or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) a sale, lease, license or other disposition of all or a material portion of the assets of such Person.

(c)           “Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding options, warrants or other convertible securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock, the maximum number of shares of Common Stock for which or into which such options, warrants or other convertible securities may at the time be exercised, converted or exchanged (or which shall become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

(d)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)           “Holder” means any Person owning of record Registrable Securities.

(f)            “Initial Offering” means Ibis’ first firm commitment underwritten Offering of its Common Stock registered under the Act.

(g)           “Make Whole Event” means (i) a Change of Control of Ibis, (ii) any liquidation, dissolution, share exchange, business combination or recapitalization of Ibis, or (iii) a Change of Control of Isis pursuant to which such transferee, successor or acquiring Person does not assume Isis’ obligations under the Investment Documents; provided that a Change of Control arising in connection with a Transfer by Isis pursuant to and in compliance with Section 3.6 or a Change of Control arising in connection with an Issuance in compliance with Section 3.7 shall not be a Make Whole Event.

(h)           “Offering” means a public offering of Ibis’ Common Stock registered under the Act.

(i)            “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)            “Registrable Securities” means the Shares.  Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a Person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferee does not become a party to this Agreement.

(k)           “Registration Expenses” means all expenses incurred by Ibis in complying with Sections 2.2 or 2.3 of this Agreement, including, without limitation, all underwriter expenses (not including underwriter discounts), registration and filing fees and printing expenses, legal fees, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Ibis which shall be paid in any event by Ibis).

(l)            “Shares” means (i) 114,251 shares of Common Stock issued to AMI pursuant to the Master Agreement, representing approximately 10.25% of the issued and outstanding Common Stock (whether held by AMI or any transferee of AMI in accordance with the terms of this Agreement), (ii) the Additional Shares, if AMI exercises the Subscription Right and acquires the Additional Shares pursuant to the Call Option Agreement and the Stock Subscription Agreement and (iii) any Capital Stock issued as (or issuable upon the conversion or exercise of any Capital Stock which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.

(m)          “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or equity incentive plan for directors, officers and/or consultants, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Act, any registration statements related to the issuance or resale of securities issued in such a transaction, or (iii) a registration related to the distribution by Isis to Isis’ stockholders of shares of Common Stock held by Isis.

(n)           “Subsequent Closing” means, if AMI exercises the Subscription Right and acquires the Additional Shares, the consummation of such acquisition.

(o)           “Transfer” means any sale, pledge, hypothecation, assignment, Encumbrance or other transfer or disposition, whether directly, indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise, and, when the context so requires, the act of doing any of the foregoing.

1.2          Table of Defined Terms. Section references for definitions of defined terms defined in the body of this Agreement rather than in this Section 1.

Term	Section
“Abbott Holders”	Section 2.1(d)
“Act”	Section 2.1(e)
“Agreement”	Preamble
“AMI”	Preamble
“Demand Registration Notice”	Section 2.2(a)
“Holder Violation”	Section 2.7(b)

“Holder Indemnified Party”	Section 2.7(a)
“Ibis”	Preamble
“Ibis Indemnified Party”	Section 2.7(b)
“Initiating Stockholder”	Section 2.3(b)
“Isis”	Preamble
“Issuance	Section 3.7
“Issuer”	Section 3.7
“Make Whole Payment”	Section 4.1
“Master Agreement”	Recitals
“Participating Buyer”	Section 3.7(b)
“Participating Seller”	Section 3.6(b)
“Participation Notice”	Section 3.7(a)
“Participation Offerees”	Section 3.7(a)
“Participation Portion”	Section 3.7(a)(i)
“Prospective Buyer”	Section 3.6(a)(i)
“Prospective Subscriber”	Section 3.7(a)(i)
“Participating Holder Majority”	Section 2.5(a)
“Party” and “Parties”	Preamble
“Rule 144”	Section 2.1(b)(iii)
“Sale Notice”	Section 2.1(d)(i)
“Subject Securities”	Section 3.7
“Suspension Period”	Section 2.5(a)
“Tag Along Holder”	Section 3.6(a)
“Tag Along Notice”	Section 3.6(a)
“Tag Along Offer”	Section 3.6(b)
“Tag Along Sellers”	Section 3.6(b)
“Third Party Demand Registration”	Section 2.3(b)
“Violation”	Section 2.7(a)

2.             Restrictions on Transfer; Registration Rights.

2.1          Restrictions on Transfer.

(a)           Before the Call Option Expiration Date AMI cannot Transfer all or any portion of the Shares or Registrable Securities.

(b)           After the Call Option Expiration Date, AMI and its transferees cannot Transfer all or any portion of the Shares or Registrable Securities unless and until:

(i)            there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)           if reasonably requested by Ibis, in connection with any Transfer not covered by Section 2.1(b)(i) or Section 2.1(b)(iii) hereof, Ibis has received an opinion of counsel, reasonably satisfactory to Ibis, that such disposition shall not require registration of such Shares or Registrable Securities under the Act; or

(iii)         such Shares or Registrable Securities may be transferred pursuant to Rule 144, as promulgated under the Act (“Rule 144”).

(c)           Notwithstanding the provisions of Section 2.1(a) and Section 2.1(b) above and Section 2.1(d) below, no restrictions contained in such Sections shall apply to a Transfer by AMI to any of its Affiliates or to Transfers between Affiliates of AMI; provided that in such case the transferee agrees in writing to be bound by the terms of this Agreement; and provided further that any such Transfer to an Affiliate of AMI is for no fewer than [***] Shares per Transfer.

(d)           AMI and its Affiliate transferees, if any (collectively, the “Abbott Holders”), hereby grant to Isis a right of first refusal with respect to the Shares held by such Abbott Holders on the following terms:

(i)            If, after the Call Option Expiration Date, an Abbott Holder proposes to Transfer any of the Shares, then such Abbott Holder shall promptly give written notice (the “Sale Notice”) to Ibis and to Isis at least [***] prior to the closing of such Transfer.  The Sale Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(ii)           Following receipt of any Sale Notice from an Abbott Holder, Isis shall have the right, within [***] after receipt of the Sale Notice, to elect in a written notice to such Abbott Holder, with a copy to Ibis, to purchase the Shares described in the Sale Notice from such Abbott Holder for cash in an amount equal to the consideration to be paid in the proposed Transfer.  Upon such election, Ibis shall have [***] from the date of the Sale Notice to consummate its acquisition of the Shares described in the Sale Notice.  The exercise or non-exercise of the rights of Isis hereunder to participate in one or more Transfers by Abbott Holders shall not adversely affect Isis’ right to participate in subsequent Transfers of Shares by Abbott Holders.

(iii)         To the extent Isis does not within such [***] period elect to purchase the Shares described in the Sale Notice or does not consummate such purchase within such [***] period, (A) the Abbott Holder submitting the Sale Notice may, not later than [***] following delivery to Isis of the Sale Notice, enter into an agreement providing for the closing of the Transfer of such Shares within [***] of the date of such agreement, or as soon thereafter as reasonably practicable, on terms and conditions that when taken as a whole are not materially less favorable to such Abbott Holder than those described in the Sale Notice and (B) Ibis and Isis shall reasonably cooperate in good faith with such Abbott Holder to consummate such Transfer.  Any proposed Transfer on terms and conditions materially less favorable to such Abbott Holder than those described in the Sale Notice, as well as any subsequent proposed Transfer of any of the Shares by such Abbott Holder, shall again be subject to the rights of Isis and shall require compliance by such Abbott Holder with the procedures described in this Section 2.1(d).  Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.1(d)

shall not apply to any subsequent Transfers by any prospective purchaser or transferee of Shares that are not Abbott Holders following the consummation of the Transfer contemplated by the Sale Notice.

(iv)          The provisions of this Section 2.1(d) shall terminate following the closing of an Initial Offering.

(e)           Each certificate representing Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR ENTITLED TO AN AVAILABLE EXEMPTION THEREFROM.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(f)            Ibis shall be obligated to reissue promptly unlegended certificates at the request of AMI or any of its transferees if Ibis has completed an Offering and Ibis has been furnished with an opinion of counsel (which counsel may be counsel to Ibis) reasonably acceptable to Ibis to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend; provided that the second legend listed above shall be removed only from (i) Registrable Securities the Holders of which are not subject to any restrictions hereunder or (ii) Shares that have been Transferred to a transferee who is not an Abbott Affiliate and does not become a party to this agreement.

2.2          Right to Cause an Offering.

(a)           After the Call Option Expiration Date, AMI, by providing written notice (a “Demand Registration Notice”) to Ibis, may demand that Ibis file a registration statement under the Act to effect an Offering of all of the Registrable Securities.  Upon receipt of a Demand Registration Notice, Ibis shall use its reasonable best efforts to effect, as expeditiously as reasonably possible, such Offering, including the registration under the Act of all Registrable Securities, on terms reasonably requested by AMI.  Subject to the consent of Ibis, which shall not be unreasonably withheld, conditioned or delayed, AMI shall have the right to select the underwriter or underwriters in connection with any Offering made pursuant to a Demand Registration Notice.

(b)           Notwithstanding the foregoing, Ibis shall not be required to effect a registration pursuant to this Section 2.2:

(i)            prior to the Call Option Expiration Date;

(ii)           during the period beginning on the date of filing of, and ending on the date that is the earlier of (A) [***] following the date of the filing of or (B) [***] following the effective date of, the registration statement pertaining to an Offering initiated by Ibis (or such longer period as may be determined pursuant to Section 2.8 hereof); provided that Ibis uses its reasonable best efforts to cause such registration statement to become effective;

(iii)         if within [***] of receipt of a Demand Registration Notice, Ibis furnishes to AMI a certificate signed by the Chairman of the Board of Directors of Ibis stating that in the good faith judgment of the Board of Directors of Ibis, it would be seriously detrimental to Ibis and its stockholders for such registration statement to be effected at such time, Ibis shall have the right to defer such filing for a period of not more than [***] after receipt of such Demand Registration Notice; provided that such right to delay a request may be exercised by Ibis not more than once in any [***] period; or

(iv)          if such registration is for less than [***] percent ([***]%) of the Shares.

(c)           All Holders proposing to distribute their Registrable Securities through an Offering pursuant to this Section 2.2 shall enter into an underwriting agreement in customary form and reasonably satisfactory to each of Ibis and AMI.

2.3          Piggyback Registrations.

(a)           Ibis shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to the filing of any registration statement under the Act for purposes of an Offering (including, but not limited to, Offerings initiated at the request of a third party, but excluding Special Registration Statements), and shall afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within [***] after the above-described notice from Ibis, so notify Ibis in writing.  Such notice shall state the intended method of disposition of the Registrable Securities by such Holder.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Ibis, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Ibis with respect to Offerings of its securities, all upon the terms and conditions set forth herein.

(b)           If the registration statement of which Ibis gives notice under this Section 2.3 is for an underwritten Offering, Ibis shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Ibis.  Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated in accordance with the following terms. If the Offering is for the account of Ibis or Isis and cannot accommodate all of the Registrable Securities requested by Abbott Holders to be registered, each of the other selling stockholders shall be cut back (including Isis and selling stockholders who are transferees of AMI but not Abbott Holders), pro rata, based on the number of shares for which registration was requested by each such selling stockholder, to the maximum extent possible before the Registrable Securities requested by Abbott Holders to be registered are cut back. If an Offering is made pursuant to a demand made by a stockholder (the “Initiating Stockholder”) that is not AMI or a stockholder acting for the account of Ibis or Isis (a “Third Party Demand Registration”) and cannot accommodate all of the Registrable Securities requested by Abbott Holders to be registered, each of the other selling stockholders (other than the Initiating Stockholder) shall be cut back (including selling stockholders who are transferees of AMI but not Abbott Holders), pro rata, based on the number of shares for which registration was requested by each such selling stockholder, to the maximum extent possible before the Registrable Securities requested by Abbott Holders to be registered are cut back.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Ibis and the underwriter, delivered at least [***] prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder.”  For purposes of the preceding sentence, all Abbott Holders will be treated as a single “selling stockholder.”

(c)           Ibis shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by Ibis in accordance with Section 2.4 hereof.

2.4          Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or Section 2.3 herein shall be borne by Ibis.  All underwriter discounts incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered.  Holders participating in a registration proceeding shall be required to pay for reasonable Registration Expenses for any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by AMI unless (a) the withdrawal is based upon material adverse information concerning Ibis of which AMI was not aware at the time of such request or (b) AMI agrees to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether Ibis shall be obligated pursuant to Section 2.2 to undertake any subsequent registration, in which event such right shall be forfeited by AMI and all other Holders.  If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the stockholders (including Holders and any other stockholders of Ibis that would have participated in such registration proceeding) pro rata based on the number of shares for which registration was requested by each such Holder or other stockholder.

2.5          Obligations of Ibis.  Whenever required to effect the registration of any Registrable Securities, Ibis shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of Holders of at least 50% of the Registrable Securities so registered (a “Participating Holder Majority”), keep such registration statement effective for up to [***] [***] or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided that at any time, upon written notice to all Holders whose Registrable Securities were so registered, for a period not to exceed [***] thereafter (the “Suspension Period”), Ibis may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and such Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if Ibis reasonably believes that there is or may be in existence material nonpublic information or events involving Ibis, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below).  In the event that Ibis exercises its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  Ibis may extend the Suspension Period for an additional consecutive [***] with the consent of a Participating Holder Majority, which consent shall not be unreasonably withheld.  If so directed by Ibis, Holders shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during any Suspension Period; and (ii) use their reasonable best efforts to deliver to Ibis (at Ibis’ expense) all copies, other than permanent file copies then in its possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.  Notwithstanding the foregoing, Ibis shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than (A) a registration statement pursuant to Section 2.2 or (B) a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Act.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.5(a) above.

(c)           Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as may be reasonably requested by any Holder covered by such registration statement; provided that Ibis shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such Offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Ibis shall use its reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing Ibis for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a comfort letter, dated as of such date (including any requested updates thereto), from the independent certified public accountants of Ibis, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.6          Delay of Registration; Furnishing Information.

(a)           No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b)           It shall be a condition precedent to the obligations of Ibis to take any action pursuant to Section 2.2, Section 2.3 or Section 2.5 that the selling Holders shall furnish to Ibis such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities.

2.7          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3, whichever is applicable:

(a)           To the extent permitted by law, Ibis and, as long as Isis holds [***] or more of the Equivalent Shares outstanding immediately following the completion of the Offering contemplated by such Registration Statement, Isis shall, jointly and severally, indemnify and hold harmless each Holder, the partners, members, officers, directors, stockholders, employees, representatives, agents and Affiliates of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act (each a “Holder Indemnified Party”), against any Losses to which it may become subject under the Act, the Exchange Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by Ibis: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Ibis of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any Blue Sky law in connection with the Offering covered by such registration statement; provided that the indemnity obligations contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Ibis, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall Ibis or Isis be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder Indemnified Party (or with respect to the Abbott Holders, any Abbott Holder).

(b)           To the extent permitted by law, each Holder shall indemnify and hold harmless Ibis, the partners, members, officers, directors, stockholders, employees, representatives, agents and Affiliates of Ibis, any underwriter (as defined in the Act) for Ibis and each person, if any, who controls Ibis or such underwriter within the meaning of the Act or the Exchange Act (each an “Ibis Indemnified Party”) against any Losses to which it may become subject under the Act, the Exchange Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Ibis of the Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration (it being understood and agreed that solely for purposes of and notwithstanding the foregoing, the Abbott Holders shall jointly and severally indemnify and hold harmless the Ibis Indemnified Parties against Losses arising out of or based upon any Holder Violation by any Abbott Holder); provided that the indemnity obligations contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such Loss, if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the Offering received by such Holder (it being understood and agreed that solely with respect to this provision, all of the Abbott Holders will be considered one Holder for purposes of calculating the net proceeds from the Offering to any particular Abbott Holder).

(c)           Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the view of such indemnified party, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)           If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such Loss as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder, hereunder exceed the net proceeds from the Offering received by such Holder.

(e)           The obligations of Ibis, Isis and each Holder under this Section 2.7 shall survive completion of any Offering of Registrable Securities in a registration statement and, with respect to liability arising from an Offering to which this Section 2.7 would apply that is covered by a registration filed before termination of this Agreement, such termination.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation or (ii) contains an admission of liability or guilt or imposes any liability or obligation on the indemnified party.

2.8          “Market Stand-Off” Agreement.  Each Holder hereby agrees that it shall not sell, Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Capital Stock of Ibis held by such Holder (other than those included in the registration) during (a) the [***] period following the effective date of the Initial Offering (or such longer period, not to exceed [***] after the expiration of the [***] period, as the underwriters or Ibis shall request in order to facilitate compliance with NASD Rule 2711), and (b) the [***] period following the effective date of a registration statement of Ibis filed under the Act (or such longer period, not to exceed [***] after the expiration of [***], as the underwriters or Ibis shall request in order to facilitate compliance with NASD Rule 2711); provided that, with respect to (a) and (b) above, all stockholders holding [***]% or more of Ibis’ then outstanding Capital Stock (other than to the extent such stockholders are participating in such registration) and all officers and directors of Ibis are bound by and have entered into similar agreements.  Ibis may impose stop-transfer instructions with respect to the shares of Capital Stock subject to the foregoing restriction until the end of the stand-off period.  The obligations described in this Section 2.8 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

2.9          Agreement to Furnish Information.  Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by Ibis or the underwriter that are consistent with such Holder’s obligations under this Agreement or that are necessary to give further effect thereto.  In addition, if requested by Ibis or the representative of the underwriters of Common Stock (or other securities) of Ibis, such Holder shall provide, within [***] of such request, such information as may be required by Ibis or such representative in connection with the completion of any Offering of Ibis’ securities pursuant to a registration statement filed under the Act.  The obligations described in Section 2.8 and this Section 2.9 shall not apply to a Special Registration Statement.  The underwriters of Ibis’ stock are intended third party beneficiaries of Section 2.8 and this Section 2.9 only and will have the right, power and authority to enforce such provisions as though they were a party hereto.

2.10        Rule 144 Reporting.  With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Ibis agrees to use its reasonable best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Act, at all times after the effective date of the first registration filed by Ibis for an Offering of its securities to the general public;

(b)           File with the SEC, in a timely manner, all reports and other documents required of Ibis under the Exchange Act; and

(c)           So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by Ibis as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of Ibis filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.11        Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2 or Section 2.3 hereof shall terminate upon the earlier of: (a) the date [***] following an Initial Offering; or (b) following the Initial Offering, such time as all Registrable Securities issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its Affiliates) may be sold pursuant to Rule 144 during any [***] period.

3.            Covenants of the Isis Parties.

3.1          Use of Proceeds.  The proceeds from the Financing shall be used exclusively to fund the operations of the Ibis business, including, without limitation, research and development related to the Assay Kit Milestone and the Value Accretion Milestones (as each such term is defined in the Call Option Agreement).  Furthermore, no portion of the proceeds from the Financing may be transferred to or used for the benefit of (except as an indirect benefit via Isis’ ownership of the Remaining Shares) Isis except as expressly (a) required by the Corporate Services Agreement, (b) Section 3 of the Contribution Agreement, or (c) contemplated by Section 7.10 of the Acquisition Agreement.

3.2          Basic Financial Information and Reporting.

(a)           Ibis shall maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP (except as noted therein or as disclosed to the recipients thereof), and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

(b)           For as long as any Abbott Holder holds any Shares, subject to AMI’s confidentiality obligations pursuant to Sections 5.1, 5.2 and 5.3 of the Master Agreement, as soon as practicable after the end of each fiscal year of Ibis, and in any event within one hundred twenty (120) days thereafter, Ibis shall furnish to AMI a balance sheet of Ibis, as at the end of such fiscal year, and a statement of results from operations and a statement of cash flows of Ibis, for such year, all prepared in accordance with GAAP (except as noted therein or as disclosed to the recipients thereof).  In addition, Ibis shall include a summary report comparing the results from operations to the budget approved by Ibis’ Board of Directors.  Such financial statements shall be signed by the senior financial officer of Ibis or be prepared by a nationally recognized accounting firm.

(c)           For as long as Abbott Holders hold at least [***]% of the Shares, Ibis shall furnish to AMI: (i) beginning with the 2009 fiscal year, at least thirty (30) days prior to the beginning of each fiscal year, an annual budget (and a statement of the assumptions embodied therein) for such fiscal year that has been approved by Ibis’ Board of Directors (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each calendar quarter, and in any event within forty five (45) days thereafter, a balance sheet of Ibis as of the end of each such quarter, and a statement of income and a statement of cash flows of Ibis for such quarter and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with GAAP (except as noted thereon or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.  Such financial statements shall be signed by the senior financial officer of Ibis or be prepared by a nationally recognized accounting firm.  Ibis shall deliver the 2008 annual budget and related statement of assumptions to AMI on the date hereof.

(d)           After the Call Period and for as long as Abbott Holders hold at least [***]% of the Shares, AMI shall have the right to visit and inspect any of the properties of Ibis, and to discuss the affairs, finances and accounts of Ibis with Ibis’ officers and Board of Directors, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided that Ibis shall not be obligated under this Section 3.2(d) with respect to information which the Ibis Board of Directors determines in good faith is highly confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3          Sale of Shares.  Ibis and Isis shall take all reasonable actions requested by any Abbott Holder in connection with any Transfer by such Abbott Holder of the Shares to any proposed transferee after the Call Option Expiration Date, including, without limitation, cooperating in good faith with any due diligence efforts undertaken by any proposed transferee.

3.4          Board Observer.  For as long as Abbott Holders hold at least [***]% of the Shares, AMI shall be entitled to have a representative of AMI attend all meetings of the Ibis Board of Directors (which, in any event Ibis and Isis shall cause to occur not less than once per calendar quarter upon no less than 5 Business Days prior written notice to AMI) in a nonvoting observer capacity and, in this respect, Ibis shall give such representative copies of all notices, minutes, consents, and other material that it provides to its directors not less than 3 Business Days prior to each such meeting, provided that Ibis may withhold information or materials or exclude AMI’s representative from meetings as reasonably necessary to preserve the attorney-client privilege or in the event of a conflict of interest.  AMI agrees, and any representative of AMI shall agree, that information provided to AMI’s representative shall be Confidential Information of Ibis subject to Sections 5.1, 5.2 and 5.3 of the Master Agreement.

3.5          Restrictions on Transfer.  Prior to the Call Option Expiration Date, Isis cannot Transfer any of the Capital Stock of Ibis held by it, except if (a) such Transfer is in connection with a Change of Control of Isis, (b) such Transfer involves all of the Capital Stock of Ibis that is owned by Isis and (c) the surviving or acquiring entity assumes all of Isis’ obligations under the Investment Documents.

3.6          Tag Along.  Following the Call Option Expiration Date and for as long as any Shares remain outstanding, if Isis proposes to Transfer any Capital Stock of Ibis for consideration (other than a Transfer in connection with a Change of Control of Isis that involves all of the Capital Stock of Ibis that is owned by Isis and an assignment is made by Isis in accordance with Section 5.2 hereof), then:

(a)           Isis shall deliver a written notice (the “Tag Along Notice”) to each holder of Shares (each, a “Tag Along Holder”) at least twenty (20) Business Days prior to such proposed Transfer.  The Tag Along Notice shall include:

(i)            The principal terms of the proposed Transfer, including (A) with respect to each class of Capital Stock to be transferred, the purchase price for such Capital Stock, (B) with respect to each class of Capital Stock to be transferred, the total number of shares of such Capital Stock Isis proposes to Transfer, (C) the name and address of the prospective transferee (the “Prospective Buyer”) and (D) the draft sale agreement with the Prospective Buyer, if available (and if not available, promptly after it becomes available); and

(ii)           With respect to each class of Capital Stock to be transferred, an invitation to each Tag Along Holder to make an offer to include in the proposed Transfer to the Prospective Buyer a number of Shares held by such Tag Along Holder on the same terms and conditions as Isis is proposing to Transfer such Capital Stock.

(b)           Within ten (10) Business Days after the delivery of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include Shares in the proposed Transfer (each a “Participating Seller” and, together with Isis, collectively, the “Tag Along Sellers”) shall furnish a written notice (the “Tag Along Offer”) to Isis offering to include, with respect to each class of Capital Stock to be transferred, a number of Shares which such Participating Seller desires to have included in the proposed Transfer.  With respect to each class of Capital Stock to be transferred, each Tag Along Holder who does not accept Isis’ invitation to make an offer to include any Shares in the proposed Transfer shall be deemed to have waived all of its rights with respect to such Transfer, and the Tag Along Sellers shall thereafter be free to Transfer to the Prospective Buyer, at a per share price no greater than the per share price set forth in the Tag Along Notice and on other principal terms which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder.

(c)           Isis shall attempt to obtain the inclusion in the proposed Transfer of the entire number of Shares which each of the Tag Along Sellers requested to have included in the Transfer (as evidenced in the case of Isis by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer).  In the event Isis shall be unable to obtain the inclusion of such entire number of Shares in the proposed Transfer, the number of shares of Ibis Common Stock to be sold in such proposed Transfer shall be allocated to each Tag Along Seller in proportion to, as nearly as practicable, the proportion the Shares held by such Tag Along Seller bears to the total number of shares of Ibis Common Stock held by all the Tag Along Sellers.  To the extent a Tag Along Seller elects to include less than its full allocation of Shares in the proposed Transfer, the portion not included in the proposed Transfer shall be allocated to the Tag Along Sellers (who are not able to include in the proposed Transfer all of the Shares identified in their Tag Along Offer) in the same manner as set forth in this Section 3.6(c).

(d)           If the Tag-Along Sellers have not completed the proposed Transfer by the end of the 180th day following the delivery of the Tag Along Notice, each Participating Seller shall be released from its obligations under its Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 3.6 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 3.6, unless the failure to complete such proposed Transfer resulted from any failure by any Participating Seller to comply with the terms of this Section 3.6.

3.7          Right of Participation.  Prior to the Call Option Expiration Date Ibis shall not, and shall not permit any of its Subsidiaries (Ibis and any such Subsidiary, an “Issuer”) to, issue or sell any Capital Stock or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its Capital Stock (each an “Issuance” of “Subject Securities”).  After the Call Option Expiration Date and for as long as any Shares remain outstanding, no Issuer shall initiate or commence any Issuance, except in compliance with the provisions of this Section 3.7.

(a)           Offer.  Not fewer than ten (10) Business Days prior to the consummation of an Issuance, a notice (the “Participation Notice”) shall be furnished by the Issuer to each holder of Shares (the “Participation Offerees”).  The Participation Notice shall include:

(i)            The principal terms of the proposed Issuance, including (A) the amount and kind of Subject Securities to be included in the Issuance, (B) the number of Equivalent Shares represented by such Subject Securities (if applicable), (C) the percentage of the total number of Equivalent Shares outstanding as of immediately prior to giving effect to such Issuance that are held by such Participation Offeree (the “Participation Portion”), (D) the maximum and minimum price per unit of the Subject Securities, (E) the name and address of the Person to whom the Subject Securities shall be issued (the “Prospective Subscriber”) and (F) the sale agreement with the Prospective Subscriber, if available (and if not available, promptly after it becomes available); and

(ii)           An offer by the Issuer to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as each of the Prospective Subscribers shall be issued units of Subject Securities.

(b)           Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall send a written commitment to the Issuer within ten (10) Business Days after the delivery of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”).  Each Participation Offeree who has not so accepted such offer shall be deemed to have waived all of his rights with respect to the Issuance, and the Issuer shall thereafter be free to issue Subject Securities in the Issuance to the Prospective Subscriber and any Participating Buyers, at a price not less than the minimum price set forth in the Participation Notice and on other principal terms not materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees.  If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms, when taken as a whole, shall be materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 3.7 shall be separately complied with, in order to consummate such Issuance pursuant to this Section 3.7.

(c)           Time Limitation.  If at the end of the 180th day following the date of delivery of the Participation Notice the Issuer has not completed the Issuance, each Participating Buyer shall be released from its obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 3.7 shall be separately complied with, in order to consummate such Issuance pursuant to this Section 3.7.

(d)           Excluded Transactions.  The provisions of this Section 3.7 shall not apply to Issuances by any Issuer as follows:

(i)            after the Call Option Expiration Date any Issuance of Subject Securities upon the exercise or conversion of any Equivalent Shares issued in compliance with the provisions of this Section 3.7,;

(ii)           after the Call Option Expiration Date any Issuance of Subject Securities to officers, employees, directors or consultants of an Issuer in connection with such Person’s employment, consulting arrangements or directorship with an Issuer;

(iii)         any Issuance of Subject Securities in connection with bona fide, third party strategic commercial transactions as approved by the Ibis Board of Directors, unless such transaction would result in a Change of Control of Ibis where the holders of the Shares would receive less than the full Make Whole Payment under Section 4.1;

(iv)          after the Call Option Expiration Date any Issuance of Subject Securities, pursuant to an Initial Offering where the payment contemplated in Section 4.3 is made;

(v)            the Issuance of Subject Securities to AMI in connection with the Financing Closing or the Subsequent Closing; or

(vi)          after the Call Option Expiration Date any Issuance of Subject Securities in connection with any stock split, stock dividend, stock combination or stock reclassification.

3.8          Termination.

The provisions of subsections (b)-(d) of Section 3.2, and Sections 3.3 through 3.5, shall terminate following the closing of an Initial Offering and the provisions of Section 3.6 and Section 3.7 shall terminate following the earlier of (i) a Change of Control of Ibis and (ii) the closing of an Initial Offering.

4.             Make Whole Provision.

4.1           Make Whole Payment. Upon any Make Whole Event, before any distribution or payment shall be made to the holders of any Capital Stock other than holders of Shares with respect to the Shares, holders of Shares shall be entitled to be paid, pro rata according to each such holder’s ownership of Shares, out of the proceeds of such Make Whole Event legally available for distribution or payment an aggregate amount equal to the sum of (a) $20,000,000, plus interest thereon at an annual rate of 3% calculated from the date of the Financing Closing on the basis of a 360-day year and (b) if AMI exercises the Subscription Right and acquires the Additional Shares, $20,000,000, plus interest thereon at an annual rate of 3% calculated from the date of the Subsequent Closing on the basis of a 360-day year (the “Make Whole Payment”) until the date of such distribution or payment.  If, upon any such Make Whole Event, the proceeds of such Make Whole Event are insufficient to make payment in full to all holders of Shares, then all such proceeds shall be paid or distributed to holders of Shares, pro rata according to each such holder’s ownership of Shares, without any payment or distribution to any other holders of Capital Stock.  If the consideration to be received in such Make Whole Event is securities or property other than cash, such property’s value shall be deemed its fair market value as determined in good faith by Ibis’ Board of Directors on the date such determination is made.

4.2          Remaining Proceeds.  After distribution or payment of the Make Whole Payment, the remaining proceeds of such Make Whole Event legally available for distribution, if any, shall (a) next be distributed ratably to Isis (or any other holders of Common Stock (other than the Shares) after the Call Option Expiration Date) up to an amount per share of Common Stock equal to the amount per Share paid to holders of Shares with respect to the Make Whole Payment and (b) then distributed ratably to all holders of Common Stock (including holders of Shares).

4.3          Initial Offering Termination.

The provisions of this Section 4 shall terminate following the closing of an Initial Offering if, in connection with the closing of such Initial Offering, each Holder receives its pro rata share of an aggregate amount equal to the interest payable on each of [***]at an annual rate of [***]calculated from the date of the [***]on the basis of a [***]day year[***], at an annual rate of [***]% calculated from the date of [***]on the basis of a [***]-day year, in each case until the closing of such Initial Offering, payable, at Ibis’ election either in cash or in Common Stock based on the price per share of such Initial Offering.  If Ibis issues the Holders additional shares of Common Stock under this Section 4.3, such shares will be considered Shares under this Agreement.

4.4          Post Call Period Financing.

In the event that, after the Call Option Expiration Date, Ibis, in compliance with Section 3.7, issues any Capital Stock, then any liquidation preference or other similar preferential distribution rights embodied in the terms of such Capital Stock shall be subordinate to the Holders’ right to receive the Make Whole Payment upon a Make Whole Event pursuant to this Section 4.  Subject to the foregoing, to the extent reasonably necessary to facilitate such Issuance, the Parties will cooperate in good faith to amend or replace this Section 4 and/or amend Ibis’ Certificate of Incorporation.

5.             Miscellaneous.

5.1          Governing Law; Alternative Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  The Parties agree that any dispute arising from or relating to this Agreement shall be exclusively resolved by the Alternative Dispute Resolution provisions set forth in Exhibit D to the Master Agreement, the result of which shall be binding upon the Parties.

5.2          Assignment.  Except as expressly permitted herein, no Party hereto may assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Parties; provided that any Abbott Holder may assign its rights and obligations hereunder in connection with its Transfer of Shares in accordance with the terms of this Agreement if (a) within [***] after such Transfer, such Abbott Holder furnishes to Ibis written notice of the name and address of such transferee and (b) such transferee agrees in writing to be bound by the terms of this Agreement; provided further that Isis may assign its rights and obligations in connection with a Change of Control of Isis if such Transfer involves all of the Capital Stock of Ibis that is owned by Isis and the surviving or acquiring entity assumes all of Isis’ obligations under the Investment Documents.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and be enforceable by the Parties and their respective successors, assigns, heirs, executors and administrators.

5.3          No Third Party Beneficiaries.  Except as expressly provided in Section 2.9, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted transferees and assigns.

5.4          Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5.5          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

5.6          Amendment and Waiver.  This Agreement may be amended or modified, and the rights and obligations of the Parties under this Agreement may be waived, only upon the written consent of each Party.

5.7          Termination.  This Agreement shall terminate and be of no further force or effect upon a Make Whole Event pursuant to which the Make Whole Payment with respect to all the Shares has been indefeasibly made.

5.8          Notices.  All notices or other communication that are permitted or required under this Agreement shall be made pursuant to the terms of the Master Agreement.

5.9          Construction.

The Parties acknowledge and agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  When the context so requires, the word “or” when used herein shall mean “and/or.”  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the Parties hereto may require.

5.10        Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

5.11        Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein.

5.12        Titles and Subtitles.   The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.13        Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party hereunder or under Ibis’ Certificate of Incorporation, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance hereunder or under Ibis’ Certificate of Incorporation or any waiver on such Party’s part of any provisions or conditions of this Agreement or Ibis’ Certificate of Incorporation must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, Ibis’ Certificate of Incorporation, bylaw, or otherwise afforded to any Party, shall be cumulative and not alternative.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

ISIS PHARMACEUTICALS, INC.

Signature:

Print Name:

Title:

Address:

IBIS BIOSCIENCES, INC.

Signature:

Print Name:

Title:

Address:

ABBOTT MOLECULAR INC.

Signature:

Print Name:

Title:

Address:

SIGNATURE PAGE FOR INVESTOR RIGHTS AGREEMENT

EXHIBIT B

[CALL OPTION AGREEMENT FILED SEPARATELY AS EXHIBIT 10.5 TO REGISTRANT’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2008]

B-1

EXHIBIT C

TERMS OF PERMITTED EMPLOYEE COMPENSATION PLAN

AMI and Isis will mutually agree on the [***] package payable by [***].  The money available for such package, in the aggregate, will be [***] of which shall be [***] the Acquisition Closing.  Any funds left in [***] would be released to [***].

C-1

EXHIBIT D

To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days after the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

Within twenty-one (21) days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one independent, impartial and conflicts-free neutral and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter.  None of the neutrals selected may be current or former employees, officers or directors of either Party, its Subsidiaries or Affiliates or a current consultant or independent contractor of either Party or its Affiliates.

No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral(s) shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of either Party or any of their Affiliates.

At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral(s):

a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The Parties agree that neither side shall seek as part of its remedy any punitive damages.

a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

Each Party shall be entitled to five (5) hours of hearing time to present its case.  The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages.  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. T he neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.

The neutral(s) shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

If the neutral(s) rule(s) in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

If the neutral(s) rule(s) in favor of one Party on some issues and the other Party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties.  The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

The rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information.  The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

All ADR hearings shall be conducted in the English language.

EXHIBIT E

PRESS RELEASE

Isis Announces Equity Investment in Ibis Biosciences Subsidiary by Abbott; Option Acquired to Purchase Remaining Ibis Equity

- Conference call webcast Thursday, January 31, 2008, 8:30 a.m. EST at www.isispharm.com

CARLSBAD, Calif., Jan 31, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) announced today that Abbott is investing up to $40 million in Ibis Biosciences, Inc., an Isis subsidiary. The investment will allow Ibis to further develop the Ibis T5000(TM) Biosensor System, which offers a unique solution for rapid identification and characterization of infectious agents that can identify virtually all bacteria, viruses and fungi, and can provide information about drug resistance, virulence and strain type of these pathogens within a few hours.

Under the terms of the agreement, Abbott will initially acquire approximately 10.25 percent of the equity in Ibis for $20 million. Abbott will have the right to invest an additional $20 million before July 31, 2008 for a total of 18.6 percent of Ibis equity. Abbott will also receive an exclusive option to purchase the remaining equity in Ibis for an additional $175 to $195 million through June 30, 2009 plus an earn out tied to achievement of certain cumulative sales. The option exercise price can increase to up to $190 to $210 million with Ibis’ successful completion of pre-negotiated milestones.

“This investment by Abbott reflects the significant value we have built through our Ibis business,” said Michael Treble, President of Ibis. “We have been successful in commercializing our products for various government, epidemiology and clinical research applications, and we are excited about expanding our markets to hospital-based infections and, eventually, to diagnostics. We believe that this investment will allow us to accelerate the evolution of the Ibis technology to address our biggest market opportunity: clinical diagnostics.”

“Ibis is a tangible example of the value of the innovation taking place at Isis and of our strategy,” said B. Lynne Parshall, COO and CFO of Isis. “The investment by Abbott provides Ibis the funding to take the key next steps in enhancing its value. Because of the transaction structure, even if the option is exercised, Isis shareholders will continue to benefit from Ibis’ success through the earn out provision. As a result we believe this is a very attractive transaction for Isis shareholders.”

Conference Call

At 8:30 a.m. Eastern Standard Time today, January 31, 2008, Isis will conduct a live webcast conference call to discuss this transaction. Interested parties may access the webcast at http://www.isispharm.com or listen to the call by dialing 877-440-5796. A webcast replay will be available for a limited time at the same address.

ABOUT IBIS T5000 BIOSENSOR SYSTEM AND IBIS BIOSCIENCES, INC.

Ibis Biosciences, Inc., a majority-owned subsidiary of Isis Pharmaceuticals, has developed and is commercializing the Ibis T5000(TM) Biosensor System for rapid identification and characterization of infectious agents. The Ibis T5000 is currently intended for research use only and not for use in diagnostic procedures. It is capable of identifying virtually all bacteria, viruses and fungi, and can provide information about drug resistance, virulence and strain type of these pathogens. Commercial applications for the Ibis T5000 Biosensor System include epidemiologic surveillance, monitoring of pandemic diseases, identification of emerging or previously unknown pathogens, forensic characterization of human samples, identification of sources of hospital-associated infections, and, in the future, human infectious disease diagnostics. Ibis develops, manufactures and markets Ibis T5000 instruments and assay kits, including through its partner, Bruker Daltonics, a subsidiary of Bruker BioSciences Corporation. Additional information about Ibis can be found by selecting the Ibis link from Isis’ homepage at http://www.isispharm.com.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 18 drugs in development. Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases. Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases. Ibis Biosciences, Inc., Isis’ majority-owned subsidiary, is developing and commercializing the Ibis T5000(TM) Biosensor System, a revolutionary system to identify infectious organisms. Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide. Additional information about Isis is available at http://www.isispharm.com.

This release includes forward-looking statements regarding Abbott’s investment in Isis’ subsidiary, Ibis, and the development and commercialization of the Ibis T5000 Biosensor System and Ibis’ technology. Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended September 30, 2007, which are on file with the SEC. Copies of this and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc. Ibis Biosciences and Ibis T5000 are trademarks of Ibis Biosciences, Inc. Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.